As filed with the Securities and Exchange Commission on February 13, 2015 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENDONOVO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

2834
(Primary Standard Industrial Classification Code Number)

45-2552528
(I.R.S. Employer Identification Number)

6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367, Tel : (800) 489-4774
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Alan Collier, 6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367 (800) 489-4774
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies of communications to:
Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, NY 10607 Tel: (914) 674-4373 Fax (914) 693-2963

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3)
Common stock, $0.0001 par value per share	4,215,000 shares	$1.25	$5,156.25	$599.13

1)  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

2)  Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on the OTCQB on February 12, 2015.

3)  Calculated under Section 6(b) of the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY12, 2015

PRELIMINARY PROSPECTUS

ENDONOVO THERAPEUTICS, INC.

4,215,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 4,215,000 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Kodiak Capital Partners, LLC ("Kodiak"), and represent shares that Kodiak has agreed to purchase if put to it by us pursuant to the terms of the Equity Purchase Agreement (the “EPA”) we entered into with Kodiak on December 20, 2014, subject to volume limitations and other limitations in the Equity Credit Agreement. Subject to the terms and conditions of the EPA, which we refer to in this prospectus as the "Equity Purchase Agreement", we have the right to "put", or sell, up to $3,000,000 worth of shares of our common stock to Kodiak. For more information on the selling stockholder, please see the section of this prospectus entitled "Selling Security Holder" beginning on page __. We will not receive any proceeds from the resale of these shares of common stock offered by Kodiak. We will, however, receive proceeds from the sale of shares directly to Kodiak pursuant to the EPA. When we put an amount of shares to Kodiak, the per share purchase price that Kodiak will pay to us in respect of such put will be determined in accordance with a formula set forth in the Equity Purchase Agreement. There will be no underwriter's discounts or commissions so we will receive all of the proceeds of our sale to Kodiak. The purchase price to be paid by Kodiak will be equal to the higher of (i) 70% of the average closing price of our common stock for the five trading days commencing on the date of the notice from us (the “Formula Price”) or (ii) a price we state in the Put Notice (the “Company Price”); provided, however, that if the Company Price exceeds the Formula Price, then Kodiak shall be able to elect whether to purchase all or any of the shares covered by the Put Notice at the Company Price.   There will be no limitation based upon trading volumes which restrict the number of shares we will be able to put to Kodiak.  However, the number of shares to be purchased by Kodiak shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Kodiak, would exceed 9.99% of the number of shares of our common stock outstanding. Kodiak may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices. Kodiak is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the resale of our common stock under the EPA.

For more information, please see the section of this prospectus titled "Plan of Distribution" beginning on page 37. Our common stock became eligible for trading on the OTC Bulletin Board on March 8, 2012 and is currently quoted on the OTCQB. Our common stock is quoted on the OTCQB under the symbol "ENDV". The closing price of our stock on February 11, 2015, was $1.21.  You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2015

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PART I

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, the terms, the "Company", "Endonovo", "we," "us," "our," and "our company" refer to Endonovo Therapeutics, Inc., a Delaware corporation.

Company Overview

The Offering

Common stock 4,125,000 shares that may be offered by the selling stockholder

Shares Outstanding:

Common stock 84,740,852 shares currently outstanding

Total proceeds:

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling shareholder. We will receive proceeds from our sale of shares to Kodiak pursuant to Put Notices. Kodiak has committed to purchase up to $3,000,000 worth of shares of our common stock over a period of time terminating on the earlier of: (i) June 30, 2016; (ii) the date on which Kodiak has purchased shares of our common stock pursuant to the Equity Purchase Agreement (the "EPA") for an aggregate maximum purchase price of $3,000,000; or (iii) such earlier date as the we may terminate the EPA.  The purchase price that Kodiak will pay to us in respect of each put will be determined in accordance with a formula set forth in the EPA. There will be no underwriter's discounts or commissions so we will receive all of the proceeds of our sale to Kodiak. The purchase price to be paid by Kodiak will be equal to the higher of (i) 70% of the average closing price of our common stock for the five trading days commencing on the date of the notice from us (the “Formula Price”) or (ii) a price we state in the Put Notice (the “Company Price”); provided, however, that if the Company Price exceeds the Formula Price, then Kodiak shall be able to elect whether to purchase all or any of the shares covered by the Put Notice at the Company Price.   There will be no limitation based upon trading volumes which restrict the number of shares we will be able to put to Kodiak.  However, the number of shares to be purchased by Kodiak shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Kodiak, would exceed 9.99% of the number of shares of our common stock outstanding. Kodiak may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices.

Risk Factors

There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see "Risk Factors" beginning on page _.

Company Overview

Endonovo Therapeutics, Inc., formerly called “Hanover Portfolio Acquisitions, Inc. (the “Company” or “HPA”)” was comprised of two business segments: (1) a debt portfolio management company and (2) an intellectual property management and commercialization company.  During the year ended December 31, 2013, we discontinued our efforts in debt portfolio management and concentrated in intellectual property development, particularly in the medical device and regenerative medicine industries.  Management believes that we are developing several therapies that may be safer and more commercially viable than stem cell therapies currently being developed by competitors.  In particular, we own a unique type of square-waveform.   Our proprietary square wave form is used to stimulate and activate the body's natural repair mechanisms to repair tissues.  However, we have not been granted patent protection and have not completed clinical testing.  Accordingly, none of our proposed therapies may ever be fully developed by us, clinically tested, or prove to be commercially viable.  Our corporate headquarters is located at 6320 Canoga Avenue - 15th Floor, Woodland Hills, CA 91367 and our telephone number is (800) 489-4774.

RISK FACTORS

An investment our common stock is highly speculative and involves a high degree of risk.  The risk factors described below summarize some of the material risks inherent in an investment in us.  These risk factors are not presented in any particular order of significance.  Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision.  You should also refer to the other information set forth in this Memorandum and to the risk factors in our SEC filings.

Risks Relating to our Financial Condition

We are a company with a limited operating history and our future profitability is uncertain. We anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We are a company with a limited operating history and have not generated significant revenues to date. We may never generate significant revenues.  Our predecessor company, Hanover Asset Management, Inc. was incorporated in November 2008 in California. For the purpose of reincorporating in Delaware, we merged with a newly incorporated successor company, now called Endonovo Therapeutics, Inc., in July 2011.  We have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future.  As of September 30, 2014, we had a total accumulated deficit of $(4,483,749).  Due to certain risks, we anticipate our losses will continue to increase from current levels.  Such risks include, but are not limited to, dependence on the growth of use of technology and services, the need to establish the viability of our technologies through clinical testing and through acceptance by healthcare practitioners and third party payers.  To address these risks, we must conduct clinical trials, obtain FDA approvals and seek recognition of our therapies within the healthcare industry. We must also attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares.

We are not required to file financial and other reports under the Exchange Act and, consequently, failure to file reports under the Exchange Act could cause less information that would be publicly available; and any lack of transparency may adversely affect the market for our shares.

The Company voluntarily complies with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Failure to comply with the reporting requirements of the Exchange Act could, as a result, will be less financial and other information publicly available about the Company than would be available for companies who file reports under the Exchange Act, and the market for our securities may be less transparent than the markets for such other companies.

Our internal controls are not effective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We currently have a limited executive management group managing the financial controls of the Company.

We have a Chief Executive Officer, Alan Collier, who is responsible for monitoring and ensuring compliance with our internal control procedures.  As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.  Investors relying upon the reporting may make an uninformed investment decision.

Risks Relating to our Business and our Industry

We may encounter numerous difficulties frequently encountered by companies in the early stage of operations.

We have a limited operating history upon which an investor can evaluate our current business and future prospects. Any potential investor must consider the risks and difficulties frequently encountered by early-stage companies. Historically, there has been a high failure rate among early-stage companies. Our future performance will depend upon a number of factors, including our ability to:

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generate revenues and implement our business plan and growth strategy;

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attract and retain marketing and commercial sponsors;

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aggressively counter and respond to actions by our competitors;

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maintain adequate control of our expenses;

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attract, retain and motivate qualified personnel;

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react to member preferences and demands;

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maintain regulatory compliance; and

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generate sufficient working capital through our operations or through issuance of additional debt or equity financing, and to continue as a going concern.

We cannot assure investors that we will successfully address any of these factors, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The loss of the services of our key management and personnel or the failure to attract additional key personnel could adversely affect our ability to operate our business.

A loss of one or more of our current officers or key employees could severely and negatively impact our operations. We have no present intention of obtaining key-man life insurance on any of our executive officers or management. Additionally, competition for highly skilled technical, managerial and other personnel is intense. As our business develops, we might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

Our limited operating history could delay our growth and result in the loss of your investment.

We were incorporated in 2011.  However, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their growth stage of development. Such risks include, but are not limited to, dependence on the growth of use of technology and services, complete product development, clinical trials and obtain industry acceptance while responding to competitive developments and attracting, retaining, and motivating qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could lead to an inability to meet our financial obligations and therefore result in bankruptcy and the loss of your entire investment in our common shares.

Our ability to implement and manage growth strategy is uncertain.

We plan on expanding the market segments in which we acquire approval of medical indications. Implementation of our growth strategy may impose significant strain on our management, operating systems and financial resources.

Failure by the Company to manage its growth, or unexpected difficulties encountered during expansion into different markets, could have a materially adverse impact on our results of operations or financial condition.  Our ability to continue to operate our business depends upon a number of factors, including (i) generating sufficient funds for operations, (ii) our executive management team and our financial and accounting controls, and (iii) staffing, training and retaining skilled on-site management personnel. Certain of these factors are beyond our control and may be affected by the economy or actions taken by competing companies. Further, there can be no assurance that our market analysis and proprietary business data will continue to support our current marketing plans.

We may not be able to retain our key personnel or attract additional personnel, which could affect our ability to complete necessary clinical trials and obtain approvals so that we can generate revenue sufficient to continue as a going concern diminishing your return on investment.

Our performance is substantially dependent on the services and on the performance of our Management.  Endonovo Therapeutics is, and will be, heavily dependent on the skill, acumen and services of our key executives. Our performance also depends on our ability to attract, hire, retain and motivate our officers and key employees. The loss of the services of our executives could result in lost revenue depending on the length of time and effort required to find qualified replacements. We have not entered into long-term employment agreements with all of our key personnel and currently have no “Key Employee” life insurance policies.

Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we are unable to attract, retain, and train the necessary technical, managerial, marketing and customer service personnel, our expectations of increasing our clientele could be hindered, and the profitability of Endonovo Therapeutics reduced.

As the Company intends to be conducting international business transactions, it will be exposed to local business risks in different countries, which could have a material adverse effect on its financial condition or results of operations.

The Company intends to promote and sell its products internationally by virtue of the global access to its products line and it expects to have customers located in several countries. The Company’s international operations will be subject to risks inherent in doing business in foreign countries, including, but not necessarily limited to:

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New and different legal and regulatory requirements in local jurisdictions;

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Potentially adverse tax consequences, including imposition or increase of taxes on transactions or withholding and other taxes on remittances and other payments by subsidiaries;

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Risk of nationalization of private enterprises by foreign governments;

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Legal restrictions on doing business in or with certain nations, certain parties and/or certain products; and,

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Local economic, political and social conditions, including the possibility of hyperinflationary conditions and political instability.

The Company may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in the locations where it will do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on its base operations and upon its financial condition and results of operations.

Since our products may be available over the Internet in foreign countries and the Company may have customers residing in foreign countries, foreign jurisdictions may require it to qualify to do business in their country. It will be required to comply with certain laws and regulations of each country in which it conducts business, including laws and regulations currently in place or which may be enacted related to Internet services available to the residents of each country from online sites located elsewhere.

The Company’s operations in developing markets could expose it to political, economic and regulatory risks that are greater than those it may face in established markets. Further, its international operations may require it to comply with additional United States and international regulations.

For example, it may be required to comply with the Foreign Corrupt Practices Act, or “FCPA,” which prohibits companies or their agents and employees from providing anything of value to a foreign official or agent thereof for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. The Company may operate in some nations that have experienced significant levels of governmental corruption. Its employees, agents and contractors, including companies to which it outsources business operations, may take actions in violation of its policies and legal requirements. Such violations, even if prohibited by its policies and procedures, could have an adverse effect on its business and reputation. Any failure by the Company to ensure that its employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial civil and criminal penalties or restrictions on its ability to conduct business in certain foreign jurisdictions, and its results of operations and financial condition could be materially and adversely affected.

We do not have the financial resources to litigate should actions arise involving our intellectual property rights or patent applications.

We are in the process of licensing our intellectual property, future patent rights, and trademarks relating to our business model. However, patent and intellectual property legal issues for our products are complex and currently evolving.  We are not certain that we will be able to maintain our patent rights and intellectual property. Patent applications are secret until patents are issued in the United States, or published in other countries, therefore, we cannot be sure that we are first to file any patent application for our technologies. Should any of our patent claims be compromised or if, for example, one of our competitors has filed or obtained a patent before our claims have been protected, or should a competitor with more resources desire to litigate and force us to defend or prosecute any future patent rights, our ability to develop the market for our products could be compromised, for we do not have the financial resources to litigate actions involving our patents and copyrights.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours.  If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us.  That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business.  The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business and financial condition.

We may not be able to obtain third-party reimbursement or favorable product pricing, which would reduce our ability to operate profitably.

Our ability to successfully commercialize certain of our proposed products may depend to a significant degree on reimbursement of the costs of such products and related services at acceptable levels from government authorities and other organizations.  We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business.  We cannot predict what additional regulation or legislation may be enacted in the future or what effect such regulation or legislation may have on our business.  If additional regulations are overly onerous or expensive makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

We have no liability insurance, which leaves us vulnerable to future claims we will be unable to satisfy.

The testing, manufacturing, marketing and sale of products in the healthcare and technology industry entail an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us.  In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses.  We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities.  Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

We have not adopted various corporate governance measures, and as a result stockholders may have limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures.  Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our stockholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

Certain provisions of Delaware law applicable to Endonovo could also delay a merger, tender offer, or proxy contest or make one more difficult.

As a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Risks Relating to Our Reliance on Third Parties

Because our Business Involves Medical Technology, Our Business Tends to be Capital Intensive.

We are likely to require additional capital to maintain operations or expand our business.  We have not made any arrangements to obtain any additional financing.  Any additional financing may only be available on terms unfavorable to us and disadvantageous to our shareholders.

The Protection from our Future Patents is Uncertain.

We will rely on patents and trade secrets for the protection of our intellectual property. The issuance of a patent by the Patent Office does not ensure that the patent will be upheld if it is challenged in litigation or that the patent will not be found to infringe upon patents validly issued to others. We could be exposed to substantial litigation expense defending their intellectual property as well as liability to others.

Our Proposed Products may Become Technologically Obsolete.

The medical products market is characterized by extensive research and development activities. New developments are expected to continue at a rapid pace and there can be no assurance that new discoveries will not render our products, processes and devices uneconomical or obsolete. The likelihood of success for our products must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community.

We may Encounter Liabilities Involving Customers and Third Parties.

The sale of medical devices can result in claims for injury if a product causes harm or fails to perform as promised.  Although we have not been subject to any such claim, no assurance can be given that such claims will not be made in the future or that we can obtain any insurance coverage.  If we were subject to an uncovered claim, our assets could be greatly reduced.

Government Regulations May Result in Costs and Delays.

The development, testing, production and marketing of our proprietary square wave form device, cell-free therapies and any future products are subject to regulation by the FDA as devices under 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Additionally, our products may be subject to regulation by similar agencies in other states and foreign countries.  While we believe that we have complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations, might impose additional costs on us which could adversely affect its financial performance and results of operations.

We depend on our collaborators to help us develop and test our proprietary square wave form device , and our ability to develop and commercialize that device may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, testing and commercialization of our proprietary square wave form device may require that we enter into collaborations with consultants, corporate partners, licensors, licensees and others.  We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners.  Our collaborators may not cooperate with us or perform their obligations under our agreements with them.  We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them.  Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with collaborators, we may rely significantly on such collaborators to, among other things, design prototypes for and value our intellectual property, and market for us any commercial products that result from our collaborations.

The development and commercialization of our proprietary square wave form device will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments.  If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

For initial or additional pre-clinical and clinical trials (“Clinical Trials”) required for our proprietary square wave form device by the FDA or with respect to Clinical Trials relating to the development of our core technology for other applications, we depend on clinical investigators and clinical sites and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

With respect to any additional clinical studies for our products which are required by the FDA or with respect to Clinical Trials relating to the development of our core technology for other applications, we rely on clinical investigators and clinical sites, some of which are private practices, and some of which are research university- or government-affiliated, to enroll patients in our Clinical Trials.  We may rely on: pathologists and pathology laboratories; a contract research organization to assist in monitoring, collection of data, and ensuring FDA Good Clinical Practices (“GCP”) are observed at our sites; a consultant biostatistician; and other third parties to manage the trial and to perform related data collection and analysis.

However, we may not be able to control the amount and timing of resources that clinical sites and other third parties may devote to our Clinical Trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our Clinical Trials, or if the clinical sites fail to comply adequately with the clinical protocols, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our products or other products developed from our core technology.  Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated.

If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to our clinical protocols or for other reasons, our Clinical Trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our products or other products developed from our core technology.

In addition to the foregoing, any initial or additional clinical studies for any of our products which are required by the FDA and any Clinical Trials relating to the development of our core technology for other applications may be delayed or halted for numerous other reasons, including, but not limited to, the following:

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the FDA, an Institutional Review Board (“IRB”) or other regulatory authorities place our clinical trial on hold;

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patients do not enroll in Clinical Trials at the rate we expect;

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patient follow-up is not at the rate we expect;

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IRBs and third-party clinical investigators delay or reject our trial protocol;

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third-party organizations do not perform data collection and analysis in a timely or accurate manner;

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regulatory inspections of our Clinical Trials or manufacturing facilities, among other things, require us to undertake corrective action or suspend or terminate our Clinical Trials, or invalidate our Clinical Trials;

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changes in governmental regulations or administrative actions; and

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the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness.

If our products are approved for reimbursement, we anticipate experiencing significant pressures on pricing.

We may not develop a substantial amount of commercialized products.

We are a development stage company and currently have one commercialized product, our  proprietary square wave form  device. We have invested substantially all of our time and resources since we have become a bioscience company in developing the  proprietary square wave form technology. Our proprietary square wave form  device and cell-free therapies may require additional development and clinical evaluation and it will require regulatory approval, significant marketing efforts and substantial additional investment before it can provide us with any revenue.  While we believe we will achieve the desired clinical results, commercialization of each of our products remains subject to certain significant risks. Our efforts may not lead to commercially successful products for a number of reasons, including:

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we may not be able to obtain regulatory approvals for the proprietary square wave form  device and/or cell-free therapy products, or the approved indication may be narrower than we seek;

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any of the cell-free therapy products may not prove to be safe and effective in Clinical Trials to the FDA’s satisfaction;

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physicians may not receive any reimbursement from third-party payers, or the level of reimbursement may be insufficient to support widespread adoption of the proprietary square wave form  device;

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we may experience delays in our continuing development program;

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any products that are approved by regulators  may not be accepted in the marketplace by physicians or patients;

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we may not have adequate financial or other resources to complete the continued development or to commence the commercialization of the proprietary square wave form  device and/or cell-free therapies and we will not have adequate financial or other resources to achieve significant commercialization of the  proprietary square wave form  device and/or cell-free therapies;

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we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

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rapid technological change may make our technology and products obsolete.

If we are unable to obtain regulatory approval for or successfully commercialize our products, we will be unable to generate revenue.

Non-FDA Government Regulation may Affect our Results.

The advertising of our  proprietary square wave form  device and cell-free therapies will be subject to both FDA and Federal Trade Commission regulations. In addition, the sale and marketing of our  proprietary square wave form  device and cell-free therapies will be subject to a complex system of federal and state laws and regulations intended to deter, detect, and respond to fraud and abuse in the healthcare system.  These laws and regulations restrict and may prohibit pricing, discounting, commissions and other commercial practices that may be typical outside of the healthcare business. In particular, anti-kickback and self-referral laws and regulations will limit our flexibility in crafting promotional programs and other financial arrangements in connection with the sale of our products and related services, especially with respect to physicians seeking reimbursement through Medicare or Medicaid.  These federal laws include, by way of example, the following:

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the anti-kickback statute prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs;

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the physician self-referral prohibition, commonly referred to as the Stark Law, which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians or their immediate family members have ownership interests or with which they have certain other financial arrangements;

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the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

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the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and

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the Civil Monetary Penalties Law, which authorizes the US Department of Health and Human Services (“HHS”) to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both.  These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid.  Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient-specific health information.  These state laws typically impose criminal and civil penalties similar to the federal laws.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.  Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years.  This trend is expected to continue. Private enforcement of healthcare fraud also has increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons, known as qui tam relaters, may be filed by almost anyone, including physicians and their employees and patients, our employees, and even competitors. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), in addition to its privacy provisions, created a series of new healthcare-related crimes.

Our Clinical Trials could be delayed by factors over which we have little control.

The start or conduct of a clinical trial can be delayed by a number of factors that may include, but are not limited to, government sequestration that could limit the availability of federal grants or delay in the approval and compliance process of where our clinical trial will be conducted.  As a result, the purchase of equipment necessary to prepare and optimize the prototype for the clinical trial could be delayed.

The FDA may require additional Clinical Trials and any adverse results in such Clinical Trials, or difficulties in conducting such Clinical Trials, could have a material adverse effect on our business.

While we are undertaking the Clinical Trials we believe to be compliant with FDA regulations, for our  proprietary square wave form  device. The occurrence of unexpected findings in connection with any initial or subsequent clinical trial required by the FDA may prevent or delay obtaining approval.  In addition subsequent clinical studies would require the expenditure of additional company resources and could be a long and expensive process subject to unexpected delays. Any adverse results in such Clinical Trials, or difficulties in conducting such Clinical Trials, could have a material adverse effect on our business.

If any of our products are approved by the FDA, they may be approved only for narrow indications.

Even if approved, our  proprietary square wave form device and/or cell-free therapies may not be approved for the indications that are necessary or desirable for successful commercialization.

If we wish to modify any of our  proprietary square wave form  device and/or cell-free therapies after receiving FDA approval, including changes in indications or other modifications that could affect safety and effectiveness, additional approvals could be required from the FDA, we may be required to submit extensive pre-clinical and clinical data, depending on the nature of the changes. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies, could delay the commercialization of our devices and require us to make substantial additional research, development and other expenditures. We may not obtain the necessary regulatory approvals to market our  proprietary square wave form  device and/or cell-free therapies in the U.S. or anywhere else. Any delay in, or failure to receive or maintain, approval for our  proprietary square wave form  device and/or cell-free therapies could prevent us from generating revenue or achieving profitability, and our business, financial condition, and results of operations would be materially adversely affected.

Management of our Company is within the control of the board of directors and the officers. You should not purchase our common stock unless you are willing to entrust management of our Company to these individuals.

All decisions with respect to the management of the Company will be made by our board of directors and our officers, who will beneficially own 52.88% of our common stock and 1000 shares super voting of Preferred AA, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934.  Holders of the common stock who purchase in this offering will not obtain majority control of the Company. Therefore, management will retain the power to elect a majority of the board of directors who shall, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company including, without limitation, the purchase of businesses or assets; the sale of all or a substantial portion of the assets of the Company; the merger or consolidation of the Company with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves for future product development, expansion of our business and/or acquisitions; the filing of registration statements with the Securities and Exchange Commission for offerings of our capital stock; and transactions which may cause or prevent a change in control of the Company or its winding up and dissolution. Accordingly, no investor should purchase the common stock we are offering unless such investor is willing to entrust all aspects of the management of the Company to such individuals.

Our reliance on the activities of our non-employee consultants whose activities are not wholly within our control, may lead to delays in development of our proposed products.

We rely extensively upon and have relationships with consultants.  These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us.  We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities.

Risks Related to Common Stock

The large number of shares eligible for immediate and future sales may depress the price of our stock.

As of the date of this prospectus we have 84,740,852 shares of common stock outstanding.   _________ shares are “free trading” and may serve to overhang the market and depress the price of our common stock.

There is currently a limited public market for our common stock.  Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares.

Our common stock trades on the OTCQB under the Symbol ENDV.  There has been a limited public market for our common stock and an active public market for our common stock may not develop.  Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us.  Even if a market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

“Penny Stock” rules may make buying or selling our common stock difficult.  Limitations upon Broker-Dealers Effecting Transactions in "Penny Stocks"

Trading in our common stock is subject to material limitations as a consequence of regulations which limit the activities of broker-dealers effecting transactions in "penny stocks."  Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a "penny stock" because it (i) is not listed on any national securities exchange or The NASDAQ Stock Market™, (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on "penny stocks", which makes selling our common stock more difficult compared to selling securities which are not "penny stocks."  Rule 15a-9 restricts the solicitation of sales of "penny stocks" by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in "penny stocks", and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser's investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in "penny stocks" first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks", (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The

FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because our common stock is deemed a low-priced "penny stock," it will be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

We will be subject to certain provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), commonly referred to as the "penny stock" rules as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Since our stock is deemed to be a penny stock, trading is subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

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Deliver to the customer, and obtain a written receipts for, a disclosure document;

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Disclose certain price information about the stock;

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Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

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Send monthly statements to customers with market and price information about the penny stock; and

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In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules and FINRA rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

We Have Paid No Dividends

We never have paid any dividends on our common stock and we do not intend to pay any dividends in the foreseeable future.

We are an "emerging growth company" under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Future issuances of common shares may be adversely affected by the EPA.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the EPA, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by Kodiak will depress the market price of our common stock.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 5,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors.  We currently have 1000 shares of preferred stock outstanding.  Our board of directors is empowered, without shareholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stock holders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering.  The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

Draw-downs Under the EPA May Cause Dilution to Existing Shareholders.

Kodiak has committed to purchase up to $3,000,000 worth of shares of our common stock. From time to time during the term of the EPA, and at our sole discretion, we may present Kodiak with a put notice requiring Kodiak to purchase shares of our common stock. The purchase price to be paid by Kodiak will be the higher of: (i) 70% of the Market Price of our common stock during the five days following the put notice (the “Formula Price”) or (ii) a minimum price we establish in the Put Notice.  However, if the Formula Price is below the minimum price we have established, Kodiak may elect to purchase all, some or none of the shares covered by the Put Notice. There is no limit on the number of shares we may include in a put notice except that the number of shares to be purchased by Kodiak shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Kodiak, would exceed 9.99% of the number of shares of our common stock outstanding.  As a result, our existing shareholders could experience immediate dilution upon the purchase of any of the shares by Kodiak. The issue and sale of the shares under the Equity Purchase Agreement may also have an adverse effect on the market price of the common shares. Kodiak may resell some, if not all, of the shares that we issue to it under the EPA and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts could require us to issue and sell a greater number of shares to Kodiak in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Kodiak, and because our existing stockholders may disagree with a decision to sell shares to Kodiak at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the EPA when our share price is decreasing, we will need to issue more shares to raise the same amount of funding. There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement. Although the Equity Purchase Agreement provides that we can require Kodiak to purchase, at our discretion, up to $3,000,000 worth of shares of our common stock in the aggregate, there can be no assurances that we will be able to satisfy the closing conditions applicable for each put. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to Kodiak. There is no guarantee that we will be able to fully utilize the EPA.

We may allocate the net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section titled "Use of Proceeds" and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth.  We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.  Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our decisions. See "Use of Proceeds" for additional information.

Management will have substantial discretion over the use of the proceeds of this Offering and may not choose to use it effectively.

We plan to use the proceeds from this Offering as set forth in the section entitled “Use of Proceeds.”  Our management will have significant flexibility in applying the net proceeds of this Offering and may apply the proceeds in ways with which you do not agree.  The failure of our management to apply these funds effectively could materially harm our business.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Endonovo Therapeutics’ Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends.  These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, Endonovo Therapeutics’ Articles of Incorporation and Bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this Registration Statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a Registration Statement under the Securities Act registering the shares of common stock reserved for issuance there under.  Following the effectiveness of any such Registration Statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our common stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144.  As of the date of this prospectus we have outstanding an aggregate of  shares of restricted common stock.  All of our shares of common stock might be sold under Rule 144 after having been held for one year. No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our common stock, or the availability of such shares for future sale, will have on the market price of our common stock or our ability to raise capital through an offering of our equity securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holder pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holder.

We have agreed to bear the certain expenses relating to the registration of the shares for the selling security holder. We anticipate receiving proceeds from any "puts" tendered to Kodiak under the EPA. Such proceeds from the EPA are intended to be used approximately as follows: as working capital, retirement of debt, product development and clinical testing.  However, we reserve the right to allocate the proceeds from any puts differently in accordance with management’s assessment of our needs at that time.

DETERMINATION OF OFFERING PRICE

The offering price for the shares sold to Kodiak under the put will equal the greater of: (i) 70% of the Market Price of our common stock on the date the purchase price is calculated (the “Formula Price”) or (ii) a price determined by us in our sole discretion (which may result in none or less than all of the shares subject to the put being purchased).  To the extent that the disparity between the offering price and market price of the common stock is material, such disparity was determined by us to be fair in consideration of Kodiak establishing an equity line to facilitate our ongoing operations.

Equity Purchase Agreement

We entered into the Amended and Restated Equity Purchase Agreement (“EPA”) with Kodiak on December 20, 2014. Pursuant to the EPA, Kodiak committed to purchase up to $3,000,000 worth of our common stock, over a period of time terminating on the earlier of: (i) June 30, 2016; or (ii) the date on which Kodiak has purchased shares of our common stock pursuant to the EPA for an aggregate maximum purchase price of $3,000,000.  We may draw on this facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the EPA. The purchase price to be paid by Kodiak will be the greater of: (i) 70% of the Market Price of our common stock as determined under the EPA (the “Formula Price”) or (ii) a minimum acceptable price we include in the put notice (the “Company Price”).  However, if the Company Price is greater than the Formula Price, Kodiak may elect to purchase all, some or none of the shares in the Put Notice.  There is no limitation on the number of shares we may include in a Put Notice other than the limitation that the number of shares to be purchased by Kodiak shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Kodiak, would exceed 9.99% of the number of shares of our common stock outstanding.  The EPA provides for payment to us of the price for the shares delivered to Kodiak within five business days of delivery of the shares. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another put notice. There are circumstances under which we will not be entitled to put shares to Kodiak, including the following:

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we will not be entitled to put shares to Kodiak unless there is an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), to cover the resale of the shares by Kodiak;

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we will not be entitled to put shares to Kodiak unless our common stock continues to be quoted on the OTCQB and has not been suspended from trading;

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we will not be entitled to put shares to Kodiak  if an injunction shall have been issued and remains in force against us, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares to Kodiak; and

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we will not be entitled to put shares to Kodiak if we have not complied with our obligations and are otherwise in breach of or in default under, the EPA, our registration rights agreement with Kodiak (the "Registration Rights Agreement") or any other agreement executed in connection therewith with Kodiak;

The Equity Purchase Agreement further provides that Kodiak is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any material misrepresentation, breach of warranty or non-fulfillment of or a failure to perform any material covenant or agreement contained in the EPA. The EPA also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the EPA and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the EPA. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  In connection with the EPA we were required to issue Kodiak 215,000 “commitment shares”, the resale of which is included in this prospectus and to pay $10,000 towards Kodiak’s expenses which amount has been paid.

Dilutive Effects

Under the EPA, the purchase price of the shares to be sold to Kodiak could be at a price equal to 70% of the Market Price of our common stock. The table below illustrates an issuance of shares of common stock to Kodiak under the EPA for a hypothetical draw down amount of $100,000 at an assumed Market Price of $1.25.

Draw Down	Price to be Paid by	Shares
Amount	Kodiak	to be Issued
$100,000	$0.875	114,286

By comparison, if the Market Price of our common stock was $1.00, the number of shares that we would be required to issue in order to have the same draw down amount of $100,000 would be greater, as shown by the following table:

Draw Down	Price to be Paid by	Number of Shares
Amount	Kodiak	to be Issued
$100,000	$0.70	142,857

Accordingly, there would be dilution of an additional 28,571 shares issued due to the lower stock price of $1.00 per share. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to Kodiak in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Kodiak, and because our existing stockholders may disagree with a decision to sell shares to Kodiak at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to Kodiak under the EPA may depend upon the market price of our common stock at the time of our puts to Kodiak.

Likelihood of Accessing the Full Amount of the EPA

Notwithstanding that the EPA is in an amount of $3,000,000, the likelihood that we would access the full $3,000,000 is uncertain.  This is due to several factors including the fact that we do not plan to accept sales of our shares under the EPA at prices we deem to be too dilutive.

We determined to register in this Registration Statement a total of 4,215,000 shares, which represent less than one-third of our public float on the date of this prospectus  (after subtracting the holdings of insiders and controlling shareholders) in order to allow the greatest possible flexibility under the EPA.  The amount of shares that might be utilized under the EPA cannot be determined at this time as it will fluctuate with the market price of our stock and our financial requirements.

BUSINESS

Overview

Endonovo Therapeutics, Inc., formerly called “Hanover Portfolio Acquisitions, Inc. (the “Company” or “HPA” “we” “us” “our” ) was comprised of two business segments: (1) a debt portfolio management company and (2) an intellectual property management and commercialization company.  We have discontinued our efforts in debt portfolio management and initially concentrated in intellectual property development.  Based on our assessment of the viability of our acquired technologies we are transitioning to be a biotechnology company, particularly in the medical device and regenerative medicine industries.

Our former debt portfolio management segment purchased defaulted, unsecured, consumer receivables in the secondary market and generated revenue through collections utilizing an outsourced collection network and through the strategic resale of portfolios. This segment acquired credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. Defaulted consumer receivable portfolios that include charged-off credit card receivables are accounts that have been written-off by the originators. We purchased defaulted consumer receivable portfolios from creditors and others through privately negotiated direct sales. Our results depended upon our ability to purchase and collect a sufficient volume of our consumer receivables to generate revenue that exceeds our costs.

Our intellectual property management and commercialization segment was operated through our wholly-owned subsidiary, IP Resources International, Inc. (“IPR”).  IPR focused primarily on licensing various commercially desirable technologies and patents from companies that need operating capital or that need help commercializing their technology and sublicense such technology in designated territories.  This segment acquires exclusive licenses for marketable technology normally without the payment of any upfront license fee to the licensor and thereafter, to sub-license the technology in the designated markets, including Asia, Europe, and Brazil.  Our results depend upon our ability to locate available, licensable, and readily marketable technology, to negotiate favorable licenses for such technology, and to sub-license the technology in the designated markets at a sufficient level of volume in an effort to generate maximum revenues.  Due to the history of our acquisitions, as set forth below, and management’s assessment of what has been the most promising of our technologies, we have determine to focus ourselves as a developer of biotechnology, particularly in regenerative medicine. We are in the development of a device utilizing a proprietary and patent pending square wave form technology and that is presently our primary focus.

Our subsidiary, IPR, established a portfolio of companies that it currently has licensing and marketing agreements with are:

a)  Xtreme Electronics Systems, Inc., a Florida corporation (“XES”) which is marketing its  a 3D technology to restaurants, gas stations and other venues were companies want to display and advertise their products and services in 3D without glasses. The technology also has medical applications;

b)  CPaiR, Inc., a California corporation (“CPaiR”), which has a technology that facilitates the safe and effective performance of Cardiopulmonary Resuscitation.

c)  American CryoStem Corp., a Nevada corporation (“ACS”), which has technology that permits the harvesting and storage of adult stem cells for later medical usage by the individual from whom the stem cells are harvested.

However, these technologies, while promising to varying degrees are not our present primary focus.

Corporate History

Our predecessor company, Hanover Asset Management, Inc. was incorporated in November 2008 in California. For the purpose of reincorporating in Delaware, we merged with a newly incorporated successor company, Hanover Portfolio Acquisitions, Inc., in July 2011 under which we continue to operate as a debt portfolio management company.

IP Resources International, Inc. operations began on September 1, 2011 and it was formally incorporated on October 17, 2011.

Reverse Acquisition

On March 14, 2012, HPA, entered into a Share Exchange Agreement (“Agreement”) with IPR and certain of its shareholders. Under the Agreement, each participating IPR shareholder exchanged all of their issued and outstanding IPR common shares totaling 33,234,294, free and clear of all liens, and $155,000 for Company common shares equal to 1.2342 times the number of IPR shares being transferred to the Company for a total of 410,177 shares of HPA. The $155,000 was not paid at closing. The Company recorded the $155,000 as acquisition payable. IPR agreed to make payments of up to 25% of the proceeds from any private placement or gross profits earned by IPR until the obligation is satisfied. The percentage of the proceeds to be paid is at the sole discretion of IPR’s Chief Executive Officer and the ex-Chief Executive Officer of the Company based on the liquidity of the Company.

As a result of the Agreement, the former shareholders of IPR, immediately post acquisition owned approximately 89% of the Company and its officers and directors constituted the majority of the officers and directors of the Company. Since the shareholders, offices and directors of IPR have controlled of the Company the acquisitions constitutes a reverse acquisition, so IPR was the accounting acquirer and HPA is the accounting acquiree. For accounting purposes, IPR becomes the parent and HPA becomes a wholly owned subsidiary. For legal purposes, HPA is the legal parent and IPR is the legal subsidiary.

Acquisition of Aviva Companies Corporation

On April 2, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) The Aviva Companies Corporation (“Aviva”) and (ii) all of the shareholders of Aviva (the “Shareholders”) pursuant to which the Company acquired all of the outstanding shares of Aviva in exchange for the issuance of 40,000 shares of our common stock, par value $0.0001 per share to the Shareholders (the “Share Exchange”). As a result of the Share Exchange, Aviva became a wholly-owned subsidiary of the Company.

Other than in respect to the transaction, there is no material relationship among Aviva’s stockholders and any of the Company’s affiliates, directors or officers.  We are not currently actively pursuing the development of the Aviva Companies Corporation.

Acquisition of WeHealAnimals, Inc.

On November 16, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) WeHealAnimals ,Inc. (“WHA”) and (ii) the sole shareholder of WHA (the “Shareholder”) pursuant to which the Company acquired all of the outstanding shares of WHA in exchange for the issuance of 3,000 shares of our common stock, par value $0.0001 per share and $96,000 to the Shareholder (the “Share Exchange”). As a result of the Share Exchange, WHA became a wholly-owned subsidiary of the Company and all of the equity of WHA including its and its sole shareholder’s intellectual property becomes the property of the Company.

WHA is a Nevada corporation with intellectual property in the fields of bio-technology and extracellular matrix utilizing time-varying electromagnetic frequencies for applications on people and animals that management believes can be developed to the benefit of the Company and its shareholders.  Our Chief Scientist, Dr. Rudd, was formerly Chairman and Chief Scientist of Regenetech, Inc.  Regenetech was acquired by a company that wanted its technology, biomolecules grown in microgravity, for use in cosmetics. Dr. Rudd left Regenetech with exclusive rights to this proprietary square wave form technology  and stem cell technologies, including the patents and patent applications relating thereto. Dr. Rudd has become our Chief Scientist, and we have purchased those rights from him.

Other than in respect to the transaction, there is no material relationship between WHA’s sole stockholder and any of the Company’s affiliates, directors or officers, except that Dr. Rudd has been our chief scientist and director of IP since September 1, 2013.

Present Development Plans

We now are a biotechnology company developing off-the-shelf regenerative products that do not require the injection of stem cells. Our first platform, Cell Free Therapeutics, is intended to harnesses the biological secretions of cells utilizing our  proprietary square wave formtechnology to create therapies that can be immediately administered following injuries or to treat acute and chronic diseases. Our second platform is the development of non-invasive, bioelectronics to stimulate the body's natural repair system to treat injuries and inflammatory diseases.

Our business strategy is aimed at building value by positioning each of our technologies and therapies to treat specific diseases that lack effective treatment or whose current standard of treatment involves invasive procedures and/or potentially harmful side effects. We anticipate updating and refining the business strategy as new medical and/or clinical advancements are made as a result of extensive research and development. In general, the component functions of the business model are to:

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Internationally license stem cell expansion technologies;

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Develop medical indications for its proprietary square wave form  device;

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Develop other non-invasive, medical technologies;

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Develop “off-the-shelf” cell-free therapies for distribution and use;

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Sell the proprietary square wave form device through distributors and licensing agreements domestically and internationally;

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Conduct pre-clinical and clinical human studies for FDA clearance of proprietary square wave form     device and cell-free therapies;

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Acquire subsidiaries under the parent company, Endonovo Therapeutics, to assist in the development and distribution of medical technologies;

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Incrementally invest, market, and refine acquired and developed medical technologies and therapies.

Biotechnology Licensing

We will seek revenue by licensing a cell therapy developed by WHA, which we believe will allow for the creation of a HLA Double Negative cell mixture that can be used for regenerative medicine without the need for a tissue match. Licensing is a particularly attractive opportunity for the Company because of the few costs associated with signing licensing agreements. By licensing WHA's stem cell therapy, a net profit margin of 80% to 90% maybe achievable.  Target markets currently include Greece and South Korea.  However, we cannot give any assurance that we will be able to enter any profitable licenses and the entry into any license may require that we first receive FDA approval for our products.

Distributors and Channel Partners

The Company, through its subsidiary, WHA, intends to sell the proprietary square wave form  device and/or other technologies to distributors for exclusive and non-exclusive distribution. We believe that we can enter agreements where the distributors will commit to selling a certain amount or paying an upfront fee for price breaks on the proprietary square wave form devices. We will seek to enter agreements where it will be the obligation of the distributor to obtain all reasonable government approvals and make all government and registrations and fillings necessary to import the proprietary square wave form  device into their territory. The Purchasing Party will use its best efforts to promote the sales of the proprietary square wave form  device to customer located in their territory.

The Company will seek to enter into agreements with channel partners that have experience in the medical device industry to market, sell and distribute the proprietary square wave form  device during the term of the agreement. The Company will work with channel partners to create marketing material and sell the  proprietary square wave form  device at professional conferences, in publications, and medical technology trade shows.

Direct to Consumer Marketing

If we obtain the necessary approvals, we may sell the proprietary square wave form  device directly to physicians and other medical professionals. These physicians and other medical professionals will utilize CPT (Current Procedural Terminology) codes that will be available for specific treatments to reduce the cost incurred by the patient receiving the proprietary square wave form based treatment. CPT codes are used by insurers to determine the amount of reimbursement that a practitioner may receive. The codes are maintained by the AMA (American Medical Association), ensuring uniformity throughout the market. CPT codes will substantially reduce the cost to patients and encourage physicians and other medical professionals to purchase the proprietary square wave form  device directly from the Company.

We will seek to obtain an FDA 510(k) clearance for the treatment of urinary stress incontinence.

Based on the Patient Protection and Affordable Care Act (PPACA), over 32 million new medical patients will be entering the market. These new patients will be scheduling doctor visits with direct practitioners. Physicians and other medical professionals will be able to offer the device directly to patients through a treatment plan by purchasing the proprietary square wave form  device from the Company. Physicians and other medical professionals who purchase the  proprietary square wave form device will be required to ship the device back to the Company so proper maintenance can be performed and important usage data logged. This plan will allow the Company to control the distribution of the  proprietary square wave form  device in the medical field and monitor all physicians using the device.

FDA Approval

Management believes that the non-invasive nature of  the proprietary square wave form  device will allow it to face far fewer obstacles in obtaining FDA clearance.

The use of stem cells on damaged tissue to treat disease and/or injuries has led to stem cells being classified as “drugs” by the FDA. This classification means that stem cell therapies will require costly and extensive clinical studies with stringent inspections of each step required to create each cell therapy in order to ensure safety and quality of each dose before being cleared for use in patients.   We believe and intend to establish that proprietary square wave form applications stimulate the body's natural healing mechanisms to promote the "self-repair" of tissues without the need of injecting cells or cell derived products. This is particularly advantageous because quality control in the manufacturing of a non-invasive, non-implantable device is much easier.

Since the proprietary square wave form  does not insert stem cells into the patient, management believes that our proprietary square wave form  therapy may qualify for an easier, faster and less expensive Pre-Market Notification [FDA 510(k)] rather than the longer, costlier and more complex Pre-Market Approval process for therapies, such as the treatment of urinary stress incontinence, which could serve as the first of many FDA approved treatments using our proprietary square wave form  therapy.

Upon obtaining FDA 510(k) clearance for the treatment of urinary stress incontinence, which we estimate to be within 9-12 months, the Company believes that it will be able to begin generating revenues.

Investors must be aware that management’s views may not be accepted by the FDA and proprietary square wave form device and therapies may be subjected to a longer pre-market approval process requiring substantial funding.  In addition, further testing may generate results that indicate that there is not sufficient benefit for the proprietary square wave form  device to obtain approval.

Industry Overview

Intellectual Property

We believe that U.S. businesses invest an estimated $1 trillion in intellectual property and other intangible assets every year, the same amount that they invest in equipment, factories and other tangible assets.  The result of these investments is that U.S. companies generate over $237 billion in licensing fees per year.

Companies are increasingly relying on intellectual property to generate recurring revenue streams, increase profits, and enhance their market value. When looking at the performance of the S&P 500 over the last few decades, it appears that the market value of companies has increased faster than their respective book value. In fact, the current ratio of market value to book value for the S&P 500 is 4:1, suggesting that intangibles account for approximately 80% of the current market value of the S&P 500, according to Ocean Tomo.

Patents, trademarks and copyrights are the primary means for establishing ownership of inventions and ideas, and they provide a legal basis by which intangible ideas generate tangible benefits for their owners. Intellectual property protection affects commerce throughout the economy by:

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Providing incentives to those who invent and create;

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Protecting innovators from unauthorized copying;

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Facilitating vertical specialization in technology markets;

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Creating a platform for investments in innovation;

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Allowing entrepreneurial liquidity through mergers, acquisitions, and IPOs;

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Allowing licensing-based technology business models possible; and

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Enabling a more efficient market for technology transfer

Certain industries find intellectual property rights to be essential to their business model and therefore register a relatively high number of patents when compared to other industries.

Competition

The biotech and regenerative therapy industry is capital intensive and highly competitive and may of our competitors have far greater assets than we have presently and will have even if all of the funding possibly available to us under the EPA is realized.  We will seek to compete by establishing the uniqueness, efficacy and other advantages of the proprietary square wave form device and the therapies based upon it.

Employees

We do not have any employees.  However, we have retained approximately 10 individuals as independent contractors that are involved in business development and administrative functions.

Properties

Our corporate headquarters is located at 6320 Canoga Avenue, 15th Floor, Woodland Hills, CA 91367. We have a month-to-month contracts with Regus Management Group, LLC in the amount of $119 per month.  Management believes this facility is appropriate for our current needs and could be expanded at reasonable cost if our business required us to do so.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB, which is sponsored by OTCMarkets, Inc. The OTCQB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks," as well as volume information. Our shares are quoted on the OTCQB under the symbol "ENDV."

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTC-QB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

TRADING MARKET

Quarter Ended	High	Low

March 31, 2013	$	$

June 30, 2013	$	$

September 30, 2013	$	$

December 31, 2013	$	$

March 31, 2014	$	$

June 30, 2014	$	$

September 30, 2014	$	$

The high and low bid price for shares of our common stock on February __, 2015, was $___ and $___, respectively, based upon bids that represent prices quoted by broker-dealers on the OTCQB.

Penny Stock

Our stock is considered to be a penny stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders

As of February 12, 2015, we had ___ shareholders of record and 84,740,852 common shares issued and outstanding.  The number of holders does not include the shareholders for whom shares are held in a "nominee" or "street" name.

Dividends

Since its organization, the Company has not paid any cash dividends on its common stock, nor does it plan to do so in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We do not have any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS.

The information and financial data discussed below is derived from the audited financial statements of the Company for its fiscal year ended December 31, 2013and its unaudited financial statements for the period ended September 30, 2014.  The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent the Company’s financial condition and operations; however, they are not indicative of the Company’s future performance. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this prospectus.

Cautionary Notice Regarding Forward Looking Statements

The information contained in this heading contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

This prospectus contains a number of forward-looking statements which reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, events, or developments which management expects or anticipates will or may occur in the future, including statements related to distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing.

Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks to be discussed in our under “Risk Factors” in this prospectus and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

Endonovo Therapeutics, Inc. (formerly called Hanover Portfolio Acquisitions, Inc.) (the “Company” or “HPA”) was comprised of two business segments: (1) a debt portfolio management company and (2) an intellectual property management and commercialization company.  During the year ended December 31, 2013, we discontinued our efforts in debt portfolio management and concentrated in intellectual property development, particularly in the regenerative medicine and medical device industries.

Our former debt portfolio management segment purchased defaulted, unsecured, consumer receivables in the secondary market and generated revenue through collections utilizing an outsourced collection network and through the strategic resale of portfolios. This segment acquired credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. Defaulted consumer receivable portfolios that include charged-off credit card receivables are accounts that have been written-off by the originators. We purchased defaulted consumer receivable portfolios from creditors and others through privately negotiated direct sales. Our results depended upon our ability to purchase and collect a sufficient volume of our consumer receivables to generate revenue that exceeds our costs.

Our intellectual property management and commercialization segment is operated through our wholly-owned subsidiary, IP Resources International, Inc. (“IPR”).  IPR focuses primarily on licensing various commercially desirable technologies and patents from companies that need operating capital or that need help commercializing their technology and sublicense such technology in designated territories.  This segment acquires exclusive licenses for marketable technology normally without the payment of any upfront license fee to the licensor and thereafter, to sub-license the technology in the designated markets, including Asia, Europe, and Brazil.  Our results depend upon our ability to locate available, licensable, and readily marketable technology, to negotiate favorable licenses for such technology, and to sub-license the technology in the designated markets at a sufficient level of volume in an effort to generate maximum revenues.

Our medical device business, which is our present primary focus, is primarily engaged in the development, patenting and regulatory approval of our proprietary square wave form device and therapies.

Going Concern

Our independent registered auditors included an explanatory paragraph in their opinion on our consolidated financial statements as of and for the fiscal year ended December 31, 2013 that states that our ongoing losses and lack of resources causes substantial doubt about our ability to continue as a going concern.

Recent Developments

Reverse Acquisition

On March 14, 2012, HPA, entered into a Share Exchange Agreement (“Agreement”) with IPR and its certain shareholders. Under the Agreement, each participating IPR shareholder exchanged all of their issued and outstanding IPR common shares totaling 332,342, free and clear of all liens, and $155,000 for Company common shares equal to 1.2342 times the number of IPR shares being transferred to the Company for a total of 410,177 shares. The $155,000 was not paid at closing. The Company recorded the $155,000 as acquisition payable. IPR agreed to make payments of up to 25% of the proceeds from any private placement or gross profits earned by IPR until the obligation is satisfied. The percentage of the proceeds to be paid is at the sole discretion of IPR’s Chief Executive Officer and the ex-Chief Executive Officer of the Company based on the liquidity of the Company.

As a result of the Agreement, the former shareholders of IPR owned approximately 89% of the Company and its officers and directors constituted the majority of the officers and directors of the Company. Since the shareholders, offices and directors of IPR have control of the Company the acquisitions constitutes a reverse acquisition, so IPR is the accounting acquirer and HPA is the accounting acquiree. For accounting purposes, IPR becomes the parent and HPA becomes a wholly owned subsidiary. For legal purposes, HPA is the legal parent and IPR is the legal subsidiary.

The accompanying consolidated financial statements are presented as IPR being the parent company and HPA as the wholly owned subsidiary with the historical financial position and results of operation being of the operations of IPR including the results of operations of HPA from the date of acquisition March 14, 2012.  IPR began its operations on September 1, 2011, and formed as a legal entity on October 17, 2011.  As a result of this transaction, the Company will also operate as an intellectual property licensing and commercialization firm.  IPR believes that its primary markets will include Asia, Brazil, and Europe. As of the date of the acquisition, the sole director and officer and significant shareholder of HPA was a significant shareholder of IPR. Given the relationship, the transaction is considered not to be an arm's length transaction and a step-up in the basis of the assets and liabilities acquired is precluded, as the transfer of assets and liabilities has not been affected. The Company has recorded the acquisition and issuance of 45,575 shares of its common stock at a value of $60,167 the historical cost basis of HPA as of the date of the transaction.

Acquisition of Aviva Companies Corporation

On April 2, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) The Aviva Companies Corporation (“Aviva”) and (ii) all of the shareholders of Aviva (the “Shareholders”) pursuant to which the Company acquired all of the outstanding shares of Aviva in exchange for the issuance of 60,000 shares of our common stock, par value $0.0001 per share to the Shareholders (the “Share Exchange”). As a result of the Share Exchange, Aviva became a wholly-owned subsidiary of the Company.

Other than in respect to the transaction, there is no material relationship among Aviva’s stockholders and any of the Company’s affiliates, directors or officers.

Acquisition of WeHealAnimals,Inc.

On November 16, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) WeHealAnimals,Inc. (“WHA”) and (ii) the sole shareholder of WHA (the “Shareholder”) pursuant to which the Company acquired all of the outstanding shares of WHA in exchange for the issuance of 3,000 shares of our common stock, par value $0.0001 per share and $96,000 to the Shareholder (the “Share Exchange”). As a result of the Share Exchange, WHA became a wholly-owned subsidiary of the Company and all of the equity of WHA including its and its sole shareholder’s intellectual property becomes the property of the Company.

WHA is a Nevada corporation with intellectual property in the fields of bio-technology and extracellular matrix utilizing time-varying electromagnetic frequencies (“Proprietary Square Wave Form”) for applications on people and animals that management believes can be developed to the benefit of the Company and its shareholders.  Our Chief Scientist, Dr. Rudd, was formerly Chairman and Chief Scientist of Regenetech, Inc.  Regenetech was acquired by a company that wanted its technology, biomolecules grown in microgravity, for use in cosmetics. Dr. Rudd left Regenetech with exclusive rights to the Proprietary Square Wave Form and stem cell technologies, including the patents and patent applications relating thereto. Dr. Rudd has become our Chief Scientist, and we have purchased those rights from him.

Other than in respect to the transaction, there is no material relationship between WHA’s sole stockholder and any of the Company’s affiliates, directors or officers, except that Dr. Rudd has been our chief scientist and director of IP since September 1, 2013.

Use of Estimates

In the opinion of management, the accompanying consolidated balance sheets and related interim statements of operations, cash flows, and shareholders' deficit include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. The significant estimates were made for the fair value of common stock issued for services and depreciation and amortization of our long-lived assets. Actual results and outcomes may differ from management's estimates and assumptions.

Revenue Recognition

The Company recognizes revenue on its debt portfolios using the cost recovery method in accordance with FASB ASC 310-30. Under the cost recovery method, the Company records cash receipts related to debt portfolios as a reduction of the cost of the debt portfolio. The Company will record revenue related to debt portfolios after cash collections exceed the portfolio’s carrying amount.  The Company recognizes revenue from its technology licensing and commercialization activities in accordance with paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer and accepted by the customer as completed pursuant to Company’s Licensing Agreements, (iii) collectability is reasonably assured. The Company has yet to realize any revenues from its licensing agreements.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” with the objective of improving the reporting of reclassifications out of accumulated other comprehensive income. This update requires the effect of significant reclassifications out of accumulated other comprehensive income be shown by component. Significant reclassifications should be shown by the respective line items of net income only if the amount reclassified is required to be reclassified to net income under U.S. GAAP. If the reclassification to net income is not required under U.S. GAAP, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This update is effective prospectively for our fiscal 2014 and early adoption is permitted. Besides changes to disclosures, we do not expect the adoption of this update to have a significant impact on our consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 220)-Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” which amends previous guidance on the disclosures about offsetting assets and liabilities on the balance sheet to clarify that the scope of this guidance applies to derivatives (including bifurcated embedded derivatives), repurchase agreements (and reverse repurchase agreements) and securities borrowing (and lending) transactions that are offset or subject to an enforceable master netting arrangement or similar agreement. The guidance becomes effective at the beginning of our fiscal 2014 and should be applied retrospectively for all comparative periods. The adoption of this update is not expected to have a significant impact on our consolidated financial statements.

Results of Operations Fiscal Year Ended December 31, 2013 v. Fiscal Year Ended December 31, 2012

Revenues

Our net revenue was $22,896 for the fiscal year ended December 31, 2013. Net revenues of $0 and $22,896, are contributed from our debt portfolio and intellectual property management segments, respectively. Our net revenue was $30,581 for the fiscal year ended December 31, 2012. Net revenues of $30,581 and $0, are contributed from our debt portfolio and intellectual property management segments, respectively.

The growth of our business is dependent on successfully raising additional capital to fund our growth. We cannot assure our investors that we will be successful in raising working capital or in acquiring portfolios.

Operating Expenses

In fiscal year 2013, we saw an increase in operating expenses to $2,437,630 in 2013 from $1,772,930 in 2012. The operating expenses related to intellectual property management were approximately $2,369,875, which was comprised primarily from consulting and professional fees for the development of our intellectual property management and licensing activities.  Operating expenses for our debt portfolio management operations was approximately $0. The remaining operating expenses of $67,755 were for corporate overhead activities of legal and auditing services related to our public company reporting.

Depreciation

We incur depreciation expense for costs related to our assets, including our information technology and software. Our depreciation decreased to $11,964 in 2013 from $37,034 in 2012. There were no significant equipment purchases or sales during 2013.

Interest Expense

Our Interest Expense increased to $267,577 in 2013 from $113,549 in 2012. This increase in year to year interest expense is related to our increases in notes payable and related amortization of notes payable discounts charged to interest expense.

Net Income (Loss)

Our Net Loss increased to $(2,892,794) in 2013 from $(1,914,551) in 2012. This increase in year to year loss was due to a combination of increases in expenses associated with our two operating segments.

Results of Operations Three Months ended September 30, 2014 vs. three months ended September 30, 2013.

Revenues

We had $20,640 in net revenues for the three months ended September 30, 2014.  Our net revenue was approximately $16,000 for the three months ended June 30, 2014. We are in an early stage and our revenues will be small and erratic until our operations develop.  The growth of our business is dependent on successfully raising additional capital to fund our growth

Operating Expenses

Our operating expenses for the three months ended September 30, 2014 were approximately $632,000. The operating expenses were comprised primarily from consulting and professional fees for the development of our intellectual property management and licensing activities and expenses related to being a public company. Interest expenses for our debt were approximately $38,400.

Liquidity and Capital Resources

Since inception and through September 30, 2014, the Company has raised approximately $1,500,000 in equity and debt transactions. These funds have been used to commence the operations of the Company to acquire and begin the development of its license portfolio. These activities include attending trade shows, marketing our licenses and corporate development.  Our accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these condensed consolidated financial statements. However, the Company has incurred substantial losses and has acquired additional debt with acquisition of WeHealAnimals, Inc. of $96,000, which is due and payable May, 2015.  Its current liabilities exceed its current assets and available cash is not sufficient to fund the expected future operation.  The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. To reduce the risk of not being able to continue as a going concern, management has implemented its business plan to materialize revenues from it license agreements and has initiated a private placement offering to raise capital through the sale of its common stock.  Although, uncertainty exists as to whether the Company will be able generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.  Our cash on hand at September 30, 2014 was approximately $51,189.  This will only fund operations for a few months if additional capital is not raised.  The Company raised an aggregate of $112,500 through the sale of equity and debt securities during the quarter ended September 30, 2014 and $75,000 since the end of the quarter through the date of this report.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

Seasonality

Management does not believe that our current business segment is seasonal to any material extent.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of  the date of this prospectus. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Alan Collier	49	Director, Chief Executive Officer, Interim Chief Financial Officer, and Secretary
Michael Mann	57	Executive Vice-President–Shareholder Relations

Set forth below is a brief description of the background and business experience of our executive officer and director, our Executive Vice President and Beneficial Owner and our Past CFO for the past five years.

Alan Collier has been the Chief Executive Officer, Secretary, and a director of the Company Since March 2012.  Mr. Collier has more than twenty (20) years of experience in finance, telecommunications, and consumer products. Over the progression of his career, he has specialized in the development and financing of early stage, high growth, and acquisitive companies (public and private).  He has structured, participated in, and completed numerous transactions including mergers and acquisitions, equity and debt placements, capital restructuring, joint venture development, and channel partner procurement.  Additionally, Mr. Collier was a Senior Managing Director at Mid-Market Securities, a FINRA-registered Broker-Dealer. He is also the co-founder and a Managing Member of C2 Capital, LLC, which provides management consulting services to companies preparing to go public. Prior to joining Mid-Market Securities, Mr. Collier was a Managing Director of Mosaic Capital and co-managed its Capital Markets Group at Mosaic Capital.  He was previously a Vice President at Corporate Capital Group and Managing Director and CEO of Greenbridge Capital Group. He has held numerous board and executive positions throughout his career.  Mr. Collier holds FINRA Series 7, 24, 63, and 79 Licenses.

Michael Mann has been the President since January 2014.  Mr. Mann was the Vice President of Shareholder Relations from March 2012 to January 2014 for the Company and he brings significant related experience in business operations and corporate finance. From 2008 to March 2012,, Mr. Mann has served as the President and Chief Executive Officer of Hanover Portfolio Acquisitions, Inc. formerly known as Hanover Asset Management, Inc.  Immediately prior thereto, Mr. Mann was the Founder, President, and Chief Executive Officer of U.S. Debt Settlement, Inc., a company listed on the Frankfurt Stock Exchange. Mr. Mann had personally overseen the growth and development of U.S. Debt Settlement since 2003. From January 2002 to July 2003, Mr. Mann was the Chief Executive Officer of Shared Vision Capital, a boutique investment banking firm that assisted emerging companies with early seed capital and bridge loans. From October 1998 through December 2001, Mr. Mann was the Vice

President of Investor Relations for JuriSearch.com, an online legal research platform. During his tenure with JuriSearch.com, Mr. Mann was directly responsible for financing for the company’s growth and development.  In addition, Mr. Mann founded and served as the president of Universal Pacific Communications, a privately owned telecommunications company. Under his leadership, Universal Pacific developed a fiber optic disaster recovery telecommunications network. Mr. Mann has held Series 62 and 63 Securities Licenses.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Our directors are elected for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Code of Ethics

We do not have a code of ethics that applies to our officers, employees and directors.

Corporate Governance

The business and affairs of the company are managed under the direction of our board. We have a board consisting of one member.. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and our director of the corporation. All communications from stockholders are relayed to our board.

Role in Risk Oversight

Our board is primarily responsible for overseeing our risk management processes. The board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company does not have a class of securities registered under the Exchange Act and therefore its directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are not required to comply with Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

The following executives of the Company received compensation in the amounts set forth in the chart below for the fiscal years ended December 31, 2013 and 2012. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Alan Collier, Chief Executive Officer, Interim Chief Financial Officer, Secretary, and Director	2013	$234,000	0	49,985	0	0	0	0	$283,985
	2012	$152,000	0	48,681	0	0	0	0	$200,681
Michael Mann, Vice President, Former President and Chief Executive Officer	2013	$234,000	0	49,985	0	0	0	0	$283,985
	2012	$152,000	0	48,681	0	0	0	0	$200,681

(1)  This includes deferred compensation to Mr. Collier of $130,500 and $110,350 for 2012 and 2013 respectively. This includes deferred compensation to Mr. Mann of $230,300, and $146,000 for 2012 and 2013 respectively.

Outstanding Equity Awards at Fiscal Year-End Table

There were no outstanding equity awards at the date of this prospectus.

Compensation of Directors

Directors will receive no compensation for serving as directors. However, the Company may reimburse its directors for any out-of-pocket cost reasonably incurred to attend a Board meeting.

Employment and Other Compensatory Agreements

All of the new officers pursuant to the terms of the Share Exchange Agreement dated March 14, 2012 have agreed to accrue and defer payment of their compensation until the Company has generated sufficient financing proceeds or revenue to pay such compensation. Initially, Messrs. Collier and Mann shall each receive compensation of $10,000 per month. In addition, each officer will get additional compensation in connection with any company that such officer originates upon the finalization of a licensing arrangement with such company.

Finally, Messrs. Collier and Mann shall receive additional compensation in the form of shares of restricted Company common stock that vest over time based upon their remaining with the Company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Delaware law generally permits us to indemnify our directors, officers, employees and agents. We, as a corporation organized in Delaware, may indemnify our directors, officers, employees and agents in accordance with Delaware Law.  Our Certificate of Incorporation, as amended, does not contain any specific language enhancing or limiting the general Delaware statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this prospectus, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 6320 Canoga Avenue, 15th Floor Woodland Hills, CA 91367.

Name	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Alan Collier (2) 6320 Canoga Avenue, 15 th Floor Woodland Hills, CA 91367	19,567,995	23.09%
Michael Mann 835 E. Lamar Blvd, 202 Arlington, TX 76011	19,585,455	23.11%
All officers and directors as a group (two persons)	39,153,450	46.20%
(1) Based on 84,740,852 shares of common stock outstanding as of February 12, 2015. Changes in Control (2) This includes common shares controlled by Mr. Collier.

We know of no contractual arrangements which may at a subsequent date result in a change of control in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

On November 15, 2013, the Company issued a promissory note to Donnie Rudd for a principal amount of $96,000.  The Note carries an interest rate of 10% per annum and a maturity date of May 15, 2014. On March 31, 2014, the Company issued a promissory note to Michael Mann for a principal amount of $70,000.  The Note carries an interest rate of 12% per annum and a maturity date of March 31, 2015 with interest due monthly. On September 20, 2014, the Company issued a promissory note to Don Calabria for a principal amount of $75,000.  The Note carries an interest rate of 10% per annum and a maturity date of September 20, 2015 with interest due monthly.  On October 29, 2014, the Company issued a promissory note to Michael Mann for a principal amount of $50,000. The Note carries an interest rate of 12% per annum and a maturity date of October 28, 2015 with interest due monthly. During 2014, the Company issued a total of 750,000 shares of its restricted common stock to Donnie Rudd for the extension of the promissory note dated November 15, 2013 payable to May 15, 2015. We have made certain stock awards to our officers as set forth elsewhere herein.

Director Independence

We do not have any independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient ’ s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Mr. Alan Collier is not considered independent because he is the Company’s Chief Executive Officer.

We do not currently have a separately designated audit, nominating or compensation committee

SELLING SECURITY HOLDER

The shares to be offered by the selling security holder were or will be issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act. The shares offered hereby are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling security holder the opportunity to publicly sell these shares. This prospectus is part of a Registration Statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holder. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holder after any sales made pursuant to this prospectus because the selling security holder is not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holder will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The Selling Security Holder owns no shares of common stock subject to options, warrants and convertible securities.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering
Kodiak Capital Partners, LLC (1)	215,000	4,215,000	0	0
Total	215,000	4,215,000	0	0
(1) Kodiak Capital Partners, LLC is organized in Delaware and Ryan Hodson, Managing Member, makes the investment decisions on behalf of Kodiak Capital Partners, LLC.

RELATIONSHIP BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDER

The selling security holder has not at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

The selling security holder of our common stock may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the  block as principal to facilitate the transaction;

•

privately negotiated transactions

•

a combination of such methods of sale; or

•

any other method permitted by applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts relating to its sales of shares, to exceed what is customary in the types of transactions involved. The selling security holder and any broker-dealers or agents that are involved in selling the shares of common stock are deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them is deemed to be underwriting commissions or discounts under the Securities Act. Because selling security holder is deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holder. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Upon our company being notified in writing by the selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such selling security holder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorize us to issue (a) 250,000,000 shares of Common Stock, par value $0.0001 per share, of which, 84,740,852 shares are issued and outstanding as of the date of this prospectus, and (b) 5,000,000 shares of Preferred Stock, $0.001 par value per share, 1,000 of which are issued or outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 5,000,000 shares of Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.

On April 3, 2013, the Company filed a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of a new series designated “Series AA Super Voting Preferred Stock,” and established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series AA Super Voting Preferred Stock shall be entitled to one hundred thousand (100,000) votes for each share of Series AA Super Voting Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

There are no rights to dividends, liquidation preferences or conversion rights associated with the Series AA Super Voting Preferred Stock.

The summary of the rights, privileges and preferences of the Series AA Super Voting Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached as Exhibit 3.4 to our Annual Report, on Form 10-K, filed on April 16, 2013.

Dividend Policy

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent

The transfer agent for our common stock is Globex Transfer, LLC, 780 Deltona Blvd. - Suite 202, Deltona, Florida 32725 (tel) (386) 206-1133.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Under Delaware Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable

EXPERTS

The financial statements for the years ended December 31, 2013 and December 31, 2012, included in this prospectus have been audited by Rose, Snyder & Jacobs LLP, Encino, California, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and Registration Statement in reliance upon the report of Rose Snyder & Jacobs and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., White Plains, New York.  Mr. Hariton owns 3,030,402 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Endonovo Therapeutics, Inc. can be read and copied at the Commission's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request. The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the Registration Statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries

We have audited the accompanying consolidated balance sheets of Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring net losses and has a working capital deficit at December 31, 2013. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs LLP

Encino, California

April 14, 2014

(except for Note 10, as to which the date is February 11, 2015)

Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2013 and 2012

	December 31,	December 31,
	2013	2012

Assets
Current Assets
Cash	$3,255	$800
Total Current Assets	3,255	800

Property Plant and Equipment, net	58,338	65,301
Investments	12,000	12,000
Total Assets	$73,593	$78,101

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued expenses	$3,293,918	$1,516,600
Current portion - notes payable, net	604,416	236,000
Notes payable - related party	110,086	-
Total Current Liabilities	4,008,420	1,752,600

Note payable - less current portion	42,386	51,656
Acquisition payable - related parties	155,000	155,000
Total Liabilities	4,205,806	1,959,256

Stockholders' Deficit

Super AA super voting preferred stock, $0.0001 par value, 1,000,000 authorized and 1,000 issued and outstanding	-	-
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 832,223 and 536,926 shares issued and outstanding	8,323	5,370
Additional paid-in capital	1,192,845	554,062
Accumulated deficit	(5,333,381)	(2,440,587)
Total Stockholders' Deficit	(4,132,213)	(1,881,155)
Total Liabilities and Stockholders' Deficit	$73,593	$78,101

See accompanying notes to condensed consolidated financial statements.

Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31, 2013 and 2012

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Revenues, net	$22,896	$-
Costs of Goods Sold	(13,993)	-
Gross Profit	8,903	-

Operating Expenses	2,437,630	1,736,934
Operating Loss	(2,428,727)	(1,736,934)

Other Income (Expense)
Impairment expense	(197,801)	-
Gain from disposition of License Agreement	-	96,347
Acquisition expense	-	(155,000)
Other income	1,843
Interest expense, net	(267,577)	(113,549)

Loss From Continuing Operations Before Provision for Income Taxes	(2,892,262)	(1,909,136)
Provision for Income Taxes	532	-
Net Loss From Continuing Operations	(2,892,794)	(1,909,136)
Loss From Discontinued Operations	-	(5,415)

Net Loss	$(2,892,794)	$(1,914,551)

Basic and diluted loss from continuing operations per common share	$(0.04)	$(0.04)
Basic and diluted loss from discontinued operations per common share	$(0.00)	$(0.00)
Weighted average common share outstanding - basic and diluted	697,256	481,378

See accompanying notes to condensed consolidated financial statements.

Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries
Consolidated Statements of Stockholders' Deficit
For the Years Ended December 31, 2013 and 2012

	Common Stock		Additional Paid-in	Retained	Total Shareholders'
	Shares	Amount	Capital	Earnings	Deficit

Balance January 1, 2012	383,127	$3,832	$74,977	$(526,036)	$(447,227)
Shares issued for cash	7,000	70	174,930	-	175,000
Share issued for acquisition of HPA	45,575	456	59,710	-	60,166
Shares Cancelled	(2,057)	(21)	21	-	-
Cancellation of P3D shares	(35,597)	(356)	356	-	-
Share issued for service rendered	134,628	1,346	240,289	-	241,635
Shares issued with notes payable	4,250	43	1,482	-	1,525
Stock options issued for services	-	-	2,297	-	2,297
Net loss	-	-	-	(1,914,551)	(1,914,551)

Balance December 31, 2012	536,926	5,370	554,062	(2,440,587)	(1,881,155)
Share issued for service rendered, net unearned portion	191,046	1,910	480,150	-	482,060
Shares issued with notes payable	41,250	413	152,963	-	153,376
Acquisitions	63,000	630	5,670	-	6,300
Net loss	-	-	-	(2,892,794)	(2,892,794)
Balance December 31, 2013	832,223	$8,323	$1,192,845	$(5,333,381)	$(4,132,213)

See accompanying notes to condensed consolidated financial statements.

Endonovo Therapeutics, Inc. (fka Hanover Therapeutics, Inc.) and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012
	December 31, 2013	December 31, 2012
Cash Flows From Operating Activities of Continuing Operations:
Net Loss	$(2,892,794)	$(1,914,551)
Adjustments to reconcile net loss to net cash used in operating activities of Continuing Operations:
Loss from Discontinued Operations	-	5,415
Depreciation and amortization expense	11,964	37,034
Impairment expense	197,801
Fair value of equity issued for services	482,060	243,932
Acquisition expense	-	155,000
Amortization of note discount	147,779	1,525
Gain on disposition	-	(96,347)
Changes in operating assets and liabilities:
Account receivable	300	4,954
Prepaid expenses	-	(14,000)
Accounts payable and accrued expenses	1,795,474	1,297,562
Net Cash Used in Operating Activities of Continuing Operations	(257,416)	(279,476)

Cash Flows From Investing Activities of Continuing Operations
Purchase of automobile	-	(64,458)
Net cash received in acquisition of subsidiary	4,199	53,048
Net Cash Provided by Investing Activities of Continuing Operations	4,199	(11,410)

Cash Flows From Financing Activities of Continuing Operations
Sale of common stock	-	175,000
Proceeds from the issuance of notes payable, net	275,000	114,458
Payment for notes payable	-	(1,801)
Payment for notes payable, related party	(19,328)	-
Net Cash Provided by Financing Activities of Continuing Operations	255,672	287,657

Cash Flows from Discontinued Operations
Operating Cash Flows	-	(5,415)
Investing Cash Flows	-	-
Financing Cash Flows	-	-
Net Cash Used in Discontinued Operations	-	(5,415)

Net Increase (Decrease) in Cash	2,455	(8,644)
Cash, Beginning of Period	800	9,444
Cash, End of Period	$3,255	$800
Supplemental disclosure of cash flow information:
Cash paid for interest	$219	$-
Cash paid for income taxes	$532	$-

Supplemental disclosure of non-cash financing and investing activities:
Shares issued in acquisition	$6,300	$60,166
Debt acquired in acquisition	$194,150	$-
Debt acquired in purchase of property, plant and equipment	$5,000	$58,112
Acquisition payable	$155,000	$155,000
Shares issued with debt	$153,376	$1,525
Accrued interest reclassified to debt	$43,153	$-

Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013 and 2012

Note 1 – Organization and Significant Accounting Policies

Endonovo Therapeutics, Inc. (fka Hanover Portfolio Acquisitions, Inc.) (the “Company” or “HPA”) was comprised of two business segments: (1) a debt portfolio management company and (2) an intellectual property management and commercialization company.  During the year ended December 31, 2013, the Company discontinued its efforts in the debt portfolio management segment. See Note 8.

Acquisitions

Reverse Acquisition

On March 14, 2012, HPA, entered into a Share Exchange Agreement (“Agreement”) with IPR and certain of its shareholders. Under the Agreement, each participating IPR shareholder exchanged all of their issued and outstanding IPR common shares totaling 332,342, free and clear of all liens, and $155,000 for Company common shares of equal to 1.2342 times the number of IPR shares being transferred to the Company for a total of 410,177 shares. The $155,000 was not paid at closing.  The Company recorded the $155,000 as long-term liability acquisition payable non-interest bearing. IPR agreed to make payments of up to 25% of the proceeds from any private placement or gross profits earned by IPR until the obligation is satisfied. The percentage of the proceeds to be paid is at the sole discretion of IPR’s Chief Executive Officer and the ex-Chief Executive Officer of the Company based on the liquidity of the Company.

As a result of the Agreement, the former shareholders of IPR owned approximately 89% of the Company and its officer and directors constitute the majority of the officers and directors of the Company at the closing. Since the shareholders, offices and directors of IPR have control of the Company the acquisition constitutes a reverse acquisition, so IPR is the accounting acquirer and HPA is the accounting acquiree. For accounting purposes IPR becomes the parent and HPA becomes a wholly owned subsidiary. In comparison, the legal form of the acquisition is that HPA is the legal parent and IPR is the legal subsidiary.

The accompany consolidated financial statements are presented as IPR being the parent company and HPA as the wholly owned subsidiary with the historical financial position and results of operations being of the operations of IPR, which include the results of operations of HPA from the date of acquisition on March 14, 2012.  IPR began its operations on September 1, 2011.

As of the date of the acquisition, the sole director and officer and significant shareholder of HPA was a significant shareholder of IPR. Given the relationship, the transaction is considered not to be an arms length transaction and a step-up in the basis of the assets and liabilities acquired is precluded, as the transfer of assets and liabilities has not been affected. The Company has recorded the acquisition and issuance of 45,575 shares of its common stock at a value of $60,166, which is the historical cost basis of HPA as of the date of the transaction.  As of the date of the acquisition, HPA balance sheet consisted of cash of $53,048, accounts receivable of $4,954, fixed assets of $2,164 and no liabilities, for a net book value of $60,166.

Acquisition of Aviva

On April 2, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with (i) The Aviva Companies Corporation (“Aviva”) and (ii) all of the shareholders of Aviva (the “Shareholders”) pursuant to which the Company acquired all of the outstanding shares of Aviva in exchange for the issuance of 60,000 shares of our common stock, par value $0.0001 per share to the Shareholders (the “Share Exchange”). Aviva is an early stage company seeking to identify, and commercialize intellectual property in healthcare and technology. Aviva works closely with inventors of IP in both the United States and Israel.

The acquisition date fair value of the consideration transferred pursuant to the Acquisition Agreement totaled $6,000. The preliminary goodwill recorded for the acquisition was $101,957.

The following table summarizes the allocation of the purchase price on April 2, 2013 to the estimated fair values of the assets acquired and liabilities assumed in the acquisition:

Cash	$ 3,743
Accounts receivable	300
Notes payable	(100,000)
Fair market value of net assets acquired	(95,957)
Goodwill	101,957
Total consideration	$ 6,000

Goodwill of $101,957 was comprised of the fair value of the stock issued in the merger of $6,000 less net assets acquired of $95,957. The Company determined goodwill to be fully impaired as of December 31, 2013. The results of Aviva have been included in the Company’s consolidated financial results for the period from April 2, 2013 through December 31, 2013.

Acquisition of WeHealAnimals, Inc.

On November 16, 2013 the Company entered into an Asset Purchase Agreement with WeHealAnimals, Inc. (“WHA”). Pursuant to the agreement the Company issued 3,000 shares of common stock and a $96,000 note payable to WHA in exchange for all of the outstanding shares of WHA as well all rights to the acquired company’s assets, licenses, patents and applications.  WHA is an early stage company seeking to identify, and commercialize intellectual property in healthcare and technology.

The acquisition date fair value of the consideration transferred pursuant to the Asset Purchase Agreement totaled $96,300. The preliminary goodwill recorded for the acquisition was $95,844. The initial fair values set forth below may be adjusted as additional information is obtained through the measurement period of the transaction and change the fair value allocation as of the acquisition date.

The following table summarizes the allocation of the purchase price on November 16, 2013 to the estimated fair values of the assets acquired and liabilities assumed in the acquisition:

Cash	$ 456
Fair market value of net assets acquired	456
Goodwill	95,844
Total consideration	$ 96,300

Goodwill of $96,300 was comprised of the fair value of the stock issued in the acquisition of $300 and notes payable of $96,000 less net assets acquired of $456. The Company determined goodwill to be fully impaired as of December 31, 2013. The results of WHA have been included in the Company’s consolidated financial results for the period from November 16, 2013 through December 31, 2013.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of HPA, IPR,  Aviva since April 2, 2013, and WHA since November 16, 2013. All significant intercompany accounts and transactions are eliminated in consolidation.

Going Concern

These accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period following the date of these consolidated financial statements. The Company has incurred substantial losses, its current liabilities exceed its current assets and available cash is not sufficient to fund the expected future operation. Subsequent to December 31, 2013, the Company has raised $367,000 in debt financing as discussed in Note 9, Subsequent Events . The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations. However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern.  No adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

To reduce the risk of not being able to continue as a going concern, management has implemented its business plan to materialize revenues from it license agreements, has initiated a private placement offering to raise capital through the sale of its common stock and is seeking out profitable companies and debt portfolios for acquisition.  Although, uncertainty exists as to whether the Company will be able generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Critical estimates include the value of its debt portfolios, the useful lives of property and equipment, and the valuation of deferred income tax assets. Management uses its historical records and knowledge of its business in making these estimates.  Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with maturity of three months or less to be cash equivalents. As of December 31, 2013 and 2012, the Company had cash and cash equivalents of $3,255 and $800, respectively.

Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash. The Company primarily places its cash with high-credit quality financial institutions. Cash deposits up to approximately $250,000 are federally insured. From time-to-time the Company could have deposits in excess of the insured amounts. As of December 31, 2013 the Company had no uninsured deposits.

Property plant and equipment

Property, plant and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range between five and seven years.  Expenditures for repairs and maintenance are expensed as incurred.

The majority of the Company’s property, plant and equipment is the Company automobile. As of December 31, 2013, the cost basis of the Company’s property, plant and equipment was $74,403 with accumulated depreciation of $16,065. The assets are being depreciated over their estimated useful life of 5 years. The depreciation expense for the year ended December 31, 2013 was $11,964.

Debt Portfolios

The Company reviews its debt portfolios for impairment each reporting period. If, based on current information and events, the Company determines that it is probable that it will be unable to collect all cash flows expected at acquisition of the portfolio, the Company will record an impairment of the portfolio in earnings to reduce the carrying amount to its fair market value. The Company uses third-party valuations of the resale value of its debt portfolios when assessing impairment. These valuations are based on industry data of portfolios with similar characteristics. The Company recorded $0 of impairment losses related to its debt portfolios during the years ended December 31, 2013 and 2012.  Since December 31, 2012 the Company has not had any debt portfolios outstanding.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows generated from the asset group to the recorded value of the asset group. If impairment is indicated, the asset is written down to its estimated fair value.

Impairment of Goodwill

The Company calculates goodwill as the difference between the acquisition date fair value of the estimated consideration paid in the acquisitions and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is generally subject to an impairment test annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. The Company determined the consolidated goodwill balance of $197,801 to be impaired as of December 31, 2013, and charged such amount to other expenses.

Revenue Recognition

The Company recognizes revenue on its debt portfolios using the cost recovery method in accordance with FASB ASC 310-30. Under the cost recovery method, the Company records cash receipts related to debt portfolios as a reduction of the cost of the debt portfolio.  The Company will record revenue related to debt portfolios once cash collections exceed the portfolio’s carrying amount.

The Company recognizes revenue on sales of medical equipment when services are performed and revenues are realizable in accordance with FASB ASC 605-10.

Stock-Based Compensation

The Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognizes it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award using the straight-line method. Because our common stock is thinly traded, we have made estimates of the fair value of the common stock based not only on market prices but other factors such as financial condition and results of operations.

Income Taxes

The Company records a tax provision for the anticipated tax consequences of its reported results of operations. The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and income tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company has adopted ASC Topic 740, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC Topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The Company has determined that the adoption did not result in the recognition of any liability for unrecognized tax benefits and that there are no unrecognized tax benefits that would, if recognized, affect the Company’s effective tax rate.  Based on the Company’s review of its tax positions as of December 31, 2013 and 2012, no uncertain tax positions have been identified.

The Company has elected to include interest and penalties related to uncertain tax positions as a component of income tax expense. To date, no penalties or interest has been accrued.

Tax years through 2009 and 2008, respectively, are open and subject to examination by federal and state taxing authorities. The Company is not currently under examination, nor has it been notified of a pending examination.

Segments

Our chief operating decision-maker is our Chief Executive Officer who reviews financial information. There are segment managers who are held accountable by the chief operating decision-maker for operations, operating results, and planning for levels or components below the consolidated unit level. Accordingly, we have determined that we have two reporting segments and operating unit structure. During the year ended December 31, 2013, the Company discontinued its efforts in the debt portfolio management segment. See Note 8.

Net Income (Loss) per Share

Basic net income (loss) per share is calculated based on the net income (loss) attributable to common shareholders divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted net income (loss) per common share assumes the conversion of all dilutive securities using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and restricted stock using the treasury stock method. For the years ended December 31, 2013 and 2012 the Company did not have dilutive securities.

Fair Value of Financial Instruments

The Company has adopted accounting standards that define fair value, establish a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expand disclosures about fair value measurements. Assets and liabilities recorded at fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level Input:	Input Definition:

Level I	Inputs are unadjusted, quoted prices for the identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The carrying amount of certain of the Company’s financial instruments approximates fair value due to the relatively short maturity of such instruments. The fair value of notes payable is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” with the objective of improving the reporting of reclassifications out of accumulated other comprehensive income. This update requires the effect of significant reclassifications out of accumulated other comprehensive income be shown by component. Significant reclassifications should be shown by the respective line items of net income only if the amount reclassified is required to be reclassified to net income under U.S. GAAP. If the reclassification to net income is not required under U.S. GAAP, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This update is effective prospectively for our fiscal 2014 and early adoption is permitted. Besides changes to disclosures, we do not expect the adoption of this update to have a significant impact on our consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 220)-Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” which amends previous guidance on the disclosures about offsetting assets and liabilities on the balance sheet to clarify that the scope of this guidance applies to derivatives (including bifurcated embedded derivatives), repurchase agreements (and reverse repurchase agreements) and securities borrowing (and lending) transactions that are offset or subject to an enforceable master netting arrangement or similar agreement. The guidance becomes effective at the beginning of our fiscal 2014 and should be applied retrospectively for all comparative periods. The adoption of this update is not expected to have a significant impact on our consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”, which amended the guidance in ASU 2011-08 to simplify the testing of indefinite-lived intangible assets other than goodwill for impairment. ASU 2012-02 became effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012 and earlier adoption is permitted. We adopted this standard in the first quarter of fiscal year 2013. We believe adoption did not have a material effect on our financial statements.

Note 2 - License Agreements

Personal 3D

Effective September 1, 2011, IPR entered into a license agreement with Personal 3D, Inc. (“P3D”) to acquire the rights to market and distribute certain intellectual property in the territories of the European and Eastern European countries. The term of the license agreement was for the greater of the life of the provisional patents, for the technology, or twenty-one years.  The license fee to be paid by IPR was $1,000,0000 and common stock of IPR in an amount that would give P3D 9.9% interest in outstanding common stock of IPR (“Share Issuance”). The Shares Issuance shall be issued on or before October 12, 2011, (were issued on October 17, 2011 the date of incorporation of IPR).

On October 14, 2012, the Company and P3D entered into an agreement to terminate the license agreement. Under the terms of the termination, P3D was required to surrender the Share Issuance and IPR was released of its liability under the Note Payable – License Fee.  The Company recognized a gain of $96,347 in 2012 as a result of the termination of this agreement.

The Company's CEO was also the CEO of P3D at the time the license agreement was executed, however he resigned from P3D prior to the execution of the license rescission agreement.

CPAIR, Inc.

Effective November 11, 2011, IPR entered into an Exclusive License Agreement with CPAIR, Inc. (“CPaiR”) to acquire the rights to market and distribute certain intellectual property on a worldwide basis except for the United States.  The terms of the license agreement shall be for the greater of the life of the provisional patents, for the technology, or twenty-one years.  The term shall automatically renew for an additional one year term unless either party notifies the other that it does not desire to renew the license agreement ninety days before the then-current term of the license agreement expires.  Under the Exclusive License Agreement, if IPR enters into a sublicense agreement, IPR is required to pay CPaiR 20% of royalties received by IPR. If IPR elects to distribute the product, without sublicenses, then CPaiR receives 10% of gross revenues. Also, IPR is required to pay to CPaiR 20% of any upfront license fee actually received by IPR in connection with the CPaiR intellectual property and 20% of the quarterly revenue actually received by IPR in connection with such intellectual property.  If IPR does not pay a minimum of $1,000,000 to CPaiR within a period of three years from the Effective date, the license agreement will terminate. IPR has the right to pay the difference between the amounts paid by IPR and the minimum payment of $1,000,000. Under the terms of the agreement, IPR was not required to pay an upfront license fee.

American Cryostem Corp.

Effective January 27, 2012, IPR entered into a License Agreement with American Cryostem Corp. ("ACSC") to acquire the rights to and to distribute certain intellectual property in China and Brazil. The term of the License Agreement shall be for one year.  The term shall automatically renew for an additional one-year term unless either party notifies the other that it does not desire to renew the License Agreement. Under the License Agreement, any distributer or sub-licensee, engaged by IPR, must pay a 25% of its quarterly gross revenue. Of the 25% of quarterly gross revenue, IPR and ACSC split 50/50. In the event that IPR receives any upfront license fee from a sub-licensee, IPR is required to pay to ACSC 50% of any upfront license fee actually received. Under the terms of the agreement, IPR was not required to pay an upfront license fee.

Note 3 - Notes payable

In 2012, IPR initiated a private placement for up to $1,000,000 of financing by the issuance of notes payable at a minimum of $25,000. The notes bear interest at 12% per annum and are due and payable with accrued interest one year from issuance.  Also, IPR agreed to issue 1,028 shares of its common stock for every $25,000 invested.

Under the private placement, the Company has issued a total of two notes for an aggregate principal amount of $175,000. In addition IPR issued 7,199 share of its common stock at a fair value of $3,917 as determined using a valuation performed by a third party valuation firm.  In October 2012, the two note holders agreed to extend the maturity date of the notes for a period of one year. The Company paid an extension of 1,750 shares of the Company’s common stock at a fair value of $175 as determined by a valuation performed by a third party valuation firm.

In October and November 2012, the Company issued two (2) promissory notes in the amounts of $25,000 and $25,000, respectively. In addition the Company issued 2,500 share of its common stock at a fair value of $250 as determined by a valuation performed by a third party valuation firm. These notes payable matured in 2013 however remain outstanding as of December 31, 2013.

In November 2012, the Company purchased a vehicle for $64,458. The purchase was financed through a note payable for $64,458 at interest of 2.99% per annum with sixty payments of $1,060 per month.

On January 14, 2013, the Company issued a promissory note for an aggregate principal amount of $25,000. In addition, the Company issued 1,250 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value and $25,000 was recorded as a note discount with the excess $12,500 recognized as a charge to interest expense upon issuance. The note carries an interest rate of 10% per annum and a maturity date of April 14, 2013 with interest due monthly in arrears.

On January 14, 2013, the Company issued a promissory note for an aggregate principal amount of $25,000. In addition, the Company issued 1,250 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value and $25,000 was recorded as a note discount with the excess $12,500 recognized as a charge to interest expense upon issuance. The note carries an interest rate of 10% per annum and a maturity date of July 1, 2013 with interest due monthly in arrears. The note remains outstanding at December 31, 2013.

On January 31, 2013, the Company issued a promissory note for an aggregate principal amount of $100,000. In addition, the Company issued 5,000 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value of $75,000, which was recorded as a note discount. The note carries an interest rate of 10% per annum and a maturity date of January 30, 2014 with interest due monthly in arrears.

In connection with the acquisition of Aviva Companies Corporation on April 2, 2013, the Company assumed a note payable for an aggregate principal amount of $25,000 and accrued interest of $1,042 as of April 2, 2013.  The note accrues interest of 10% per annum and matured on May 1, 2013 however remains outstanding as of December 31, 2013 accruing interest.

In connection with the acquisition of Aviva Companies Corporation on April 2, 2013, the Company acquired a note payable for an aggregate principal amount of $50,000 and accrued interest of $20,233 as of April 2, 2013. The note accrued interest of 10% per annum and matured on May 1, 2013, however remains outstanding as December 31, 2013 accruing interest.

On August 30, 2013, the Company issued a promissory note for an aggregate principal amount of $25,000. In addition, the Company issued 1,250 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value of $125, which was recorded as a note discount. The note carries an interest rate of 10% per annum, however, during the continuance of any event of default, the Interest rate shall be increased to fourteen (14%) percent per annum. The interest shall be payable in arrears on the maturity date. The maturity date of the note is the earlier of July 1, 2014 or the closing of a “Qualified Financing”, an equity financing for gross proceeds of not less than $5,000,000.

On September 25, 2013, the Company issued a promissory note for an aggregate principal amount of $10,000. In addition, the Company issued 500 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value of $50, which was recorded as a note discount. The note carries an interest rate of 10% per annum, however, during the continuance of any event of default, the Interest rate shall be increased to fourteen (14%) percent per annum. The interest shall be payable in arrears on the maturity date. The maturity date of the note is the earlier of July 1, 2014 or the closing of a “Qualified Financing”, an equity financing for gross proceeds of not less than $5,000,000.

On October 21, 2013 the Company issued a promissory note for an aggregate principal amount of $5,000. In addition, the Company issued 250 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value of $25, which was recorded as a note discount. The note carries an interest rate of 10% per annum. The interest shall be payable in arrears on the maturity date on October 21, 2014.

On October 31, 2013, the Company issued a promissory note for an aggregate principal amount of $10,000. In addition, the Company issued 500 shares of its common stock in connection with the issuance of the note as loan fees. These shares were valued at their issuance date fair market value of $50, which was recorded as a note discount. The note carries an interest rate of 10% per annum. The interest shall be payable in arrears on the maturity date on October 31, 2014.

On December 6, 2013, the Company consolidated two notes payable and accrued interest issued to a shareholder of an aggregate principal of $175,000 and accrued interest of $43,156 into one note of $218,156 in a settlement agreement. The consolidated note carries interest of 12% per annum and is payable on the earlier of 1) one year after issuance on December 6, 2014, or 2) five business days after the date that the Company receives an additional $4.5MM in debt or equity financing. The Company issued an additional note to the shareholder concurrently with the consolidate settlement of $55,000 on December 6, 2013 as well as 30,000 shares of its common stock. The shares were valued at their issuance date fair market value of $3,000, which was recorded as a note discount. The note carries an interest rate of 2% with the principal and accrued interest due on February 28, 2014. The balances remain outstanding and continue to accrue interest at December 31, 2013.

As of December 31, 2013, the principal balance of notes payable to non-related parties was $646,322 which is net of the unamortized portion of note discounts created from shares issued with notes payable of $9,520. Amortization of note discounts was $122,799 in 2013 and was charged to interest expense as of December 31, 2013.

Promissory Notes - Related Parties

In March 2012, concurrent with the reverse merger with HPA, the Company issued an acquisition payable of $155,000 to the shareholders of HPA which remains outstanding as of December 31, 2013.

On May 10, 2013, the Company issued a promissory note to an affiliate for an aggregate principal amount of $25,000. In addition, the Company issued 1,250 shares of its common stock in connection with the issuance of the note as loan fees. The Note carries an interest rate of 8% per annum and a maturity date of October 10, 2013 with interest due in arrears.  A note discount of $125 was recorded on date of issuance and fully amortized as of December 31, 2013.  As of December 31, 2013 the outstanding balance on the note was $14,086.

On November 16, 2013, pursuant to the Asset Purchase Agreement WHA, the Company issued a note payable of $96,000. The note accrues interest of 10% per annum. In the event of default, the interest rate shall be increased to 14% per annum. The note matures on May 15, 2014 and payment of maturity and accrued interest are due on the last day of each calendar year. The full principal balance of the note remained outstanding as of December 31, 2013.

The scheduled maturities of notes payable are as follows:

As of December 31,	Non-Related Parties	Related Parties	Total
2014	$ 613,936	$ 110,086	$ 724,022
2015	12,720		12,720
2016	12,720		12,720
2017	12,720		12,720
2018	4,226		4,226
Thereafter	-	155,000	155,000
Total	$ 656,322	$ 265,086	$ 921,408

Note 4- Stockholders’ Deficit

Common Stock

IPR issued 309,167 shares of its common stock on the date of incorporation to the founders of the corporation.

The Company has entered into consulting agreements with various consultants for service to be provided to the Company. The agreements stipulate a monthly fee and a certain number of shares that the consultant vests in over the term of the contract. The consultant is issued a prorated number of shares of common stock at the beginning of the contract, which the consultant earns over a three-month period. At the anniversary of each quarter, the consultant is issued a new allotment of common stock. In accordance with ASC 505-50 – Equity-Based Payment to Non-Employees, the common stock shares issued to the consultant are valued upon their vesting, with interim estimates of value as appropriate during the vesting period.  The shares of common stock that have vested through January 2013 were valued based on a valuation performed by an independent valuation firm as the Company had no active market for its shares prior to that time. The Company’s shares began trading in January 2013; as a result the Company utilized market value for its stock when valuing its common stock for the three months ended March 31, 2013. During the second quarter of 2013, the Company revalued the shares based on low trading volume to $0.001. As of December 31, 2013, the total awards granted were 514,310_with 300,740 shares vested and issued and 213,569 shares unvested. The total expense recorded for the as of December 31, 2013 and 2012, was $482,060 and $241,635, respectively.

On June 18, 2013, Hanover Portfolio Acquisitions, Inc. (the "Company") received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Common Stock representing in excess of 50% of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, from 75,000,000 shares to 250,000,000 shares.  The increase in authorized shares was effected pursuant to a Certificate of Amendment (the “Certificate of Amendment”), filed with the Secretary of State of Delaware on September 20, 2013, and a Certificate of Correction to the of Certificate of Amendment (the “Certificate of Correction”, together with the Certificate of Amendment, the “Certificates”), filed with the Secretary of State of the State of Delaware on September 26, 2013 to correctly state the par value of the Company’s Common Stock as $0.0001 per share.  Definitive confirmation of the filing of the Certificates was received on October 10, 2013.

Series AA Preferred Shares

On February 22, 2013, the Board of Directors of the Company authorized an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), in the form of a Certificate of Designation that authorized  the issuance of up to one million (1,000,000) shares of a new series of preferred stock, par value $0.0001 per share, designated “Series AA Super Voting Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series AA Super Voting Preferred Stock shall be entitled to one hundred thousand (100,000) votes for each share of Series AA Super Voting Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.  As of December 31, 2013, there were 1,000 shares of Series AA Preferred stock outstanding.

The following table presents the issuance, vesting and shares to be vested of the stock grants.  The unvested as of December 31, 2012 were fully vested during 2013. The unvested as of December 31, 2013 will vest on a weighted average of approximately 0.12 years:

	Number of Shares	Estimated Market Value
Beginning balance, January 1, 2012	157,360
Issued	138,133
Vested	(105,159)
Forfeited	-
Balance unvested, December 31, 2012	190,334	$ 19,033
Issued	191,046
Vested	(167,852)
Forfeited	-
Balance unvested, December 31, 2013	213,528	$ 2,294

During the years ended December 31, 2013 and 2012, the Company issued 191,046 and 138,133 shares its common stock at a fair value of $482,061 and $53,771, respectively, for services rendered.

During the year ended December 31, 2012, the Company issued 7,000 shares its common stock for $175,000.

During the years ended December 31, 2013 and 2012, the Company issued 41,250 and 4,250 shares of its common stock issued with notes payable at a fair value of $153,376 and $1,525, respectively.

During the years ended December 31, 2013 and 2012, the Company issued 63,000 and 45,575 of its common stock at a fair value of $6,300 and $60,100, respectively, in connection with business combination transactions.

Stock Options

In, May 2012, The Company issued stock options to purchase 10,000 shares of the Company’s common stock at a price of $0.25 per shares and the option expires five years from the date of vesting. The option vests in eight equal installments of 1,250 options with the first tranche vesting on August 31, 2012.

In August 2012, the Company issued stock options to 30,000shares of the Company’s common stock at a price of $0.25 per share and the options expire five years from the date of vesting.  The options vest over twelve equal installments of 2,500 options with the first tranche vesting on date of issuance.

During 2013 the options were cancelled and the Company entered into compensation agreements with the stockholders.

The fair value for stock options issued during 2012 was estimated at the date of grant using the Black-Scholes pricing model using a risk free interest rate ranging from 0.39% to 0.42%, expected dividend yield of 0, expected life of three years and a volatility ranging from 107% to 112%.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available for U.S. Treasury securities at maturity with an equivalent term.  The Company has not declared or paid any dividends on its common stock and does not currently expect to do so in the future. The Company does not have any experience to determine the expected term of the options, so the expected term of the options was determined by using the provisions of Staff Accounting Bulletin No. (“SAB No.”) 110, simplified calculation.  There was no market for the Company’s common stock. To determine the expected volatility, the Company used the provisions of ASC 718 to calculate the estimated volatility based annualized daily historical volatility using the implied volatility for comparable entities within the Company’s industry.

The Company’s stock price volatility, risk free-rate, and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.  Also, the Company recognizes compensation expense for only the portion of the options that are expected to vest. Based on the current economic factors for the Company, the Company applied estimated forfeiture rates of zero.  If the actual number of forfeitures differs from the Company’s estimates, additional adjustments to compensation expense may be required in future periods.

The weighted average exercise price of options exercisable at December 31, 2012 was $0.25.  The weighted average fair value of options granted was $14,445 during 2012.

The total fair value of stock options vested and charged to expense during the year ended December 31, 2012 was $2,297.

The weighted average exercise price for the options granted during December 31, 2012 and outstanding as of December 31, 2012 was $0.25 and $0.25, respectively, with a weighted average remaining contractual term of 4.5 years.

The following table presents the issuance, vesting and options to be vested. Subsequent to December 31, 2012, all of the unvested stock options were terminated, as the independent contractors executed new agreements.

Number of options

Balance unvested, December 31, 2011	-
Issued	40,000
Vested	7,500
Forfeited	-
Ending balance, December 31, 2012	47,500

Note 5 – Segment Information

The Company had two reporting segments: debt portfolio management and intellectual property management. The debt portfolio segment purchases defaulted unsecured consumer receivables in the secondary market and generate revenue through collections utilizing an outsourced collection network and through the strategic resale of portfolios. The intellectual property management segment licenses various commercially desirable technologies and patents from companies that need operating capital or that need help commercializing their technology and sublicense such technology in designated territories.  We have no intersegment sales or transfer.  The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.

For the year ended December 31, 2013, all of the Company’s net revenues and operating losses are contributed from our intellectual property management segments.

For the year ended December 31, 2012, net revenues of $30,581 and $0, are contributed from our debt portfolio and intellectual property management segments, respectively.  For the year ended December 31, 2012, operating losses of $5,415 and $1,909,136 are contributed from our debt portfolio and intellectual property management segments, respectively.

Note 6 – Income taxes

The Company files income tax returns with the Internal Revenue Service (“IRS”) and various state jurisdictions. For jurisdictions in which tax filings are prepared, the Company is subject to income tax examinations by state tax authorities and federal tax authorities for all tax years.

The deferred tax assets are mainly comprised of net loss carryforwards. As of December 31, 2013, the Company had approximately $932,825 of net operating loss carryforwards, that it can use to offset a certain amount of taxable income in the future. These net operating loss carryforwards expire through 2033.  The resulting deferred tax asset is offset by a 100% valuation allowance due to the uncertainty of its realization.

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes was as follows for the years ended December 31, 2013 and 2012:

	2013	2012
Income tax computed at federal statutory tax rate	-34.0%	-34.0%
Change in valuation allowance	39.8%	39.8%
State taxes, net of federal benefit	-5.8%	-5.8%
Total	0.0%	0.0%

The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before provision for income taxes relates to the change in the valuation allowance.

The Company has adopted the accounting standards that clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2013 and 2012.

Note 7 - Commitments and Contingencies

Legal matters

The Company may become involved in various legal proceedings in the normal course of business. The Company is not a party to any legal proceedings as of December 31, 2013.

Note 8 – Discontinued Operations

During the year ended December 31, 2013, the Company discontinued its efforts in the debt portfolio management segment. The results of historical operations are recorded as discontinued operations in the Company’s Consolidated Statements of Operations. Additionally, the cash flows from this segment are reflected separately as cash flows from discontinued operations in the Company’s Consolidated Statements of Cash Flows.

Note 9 - Subsequent Events

Name Change - Amendments to Articles of Incorporation

On January 22, 2014 Hanover Portfolio Acquisitions, Inc. (the "Company") received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Common Stock representing in excess of 50% of the total issued and outstanding voting power of the Company approving an amendment to the Company's Certificate of Incorporation to change the name of the Company from “Hanover Portfolio Acquisitions, Inc.” to “ENDONOVO THERAPEUTICS, INC.”  The name change was affected pursuant to a Certificate of Amendment (the “Certificate of Amendment”), filed with the Secretary of State of Delaware on January 24, 2014.  A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

Settlement on past due note

On January 27, 2014, the Company issued a promissory note pursuant for a settlement for an aggregate principal amount of $128,165 bearing interest at 10% per annum and payable July 27, 2014 (New Note) which includes the Creditor lending the Company another $100,000 as further described below.

The Company shall, concurrently with the issuance of the New Note, lend the Company $100,000 which shall be included in the principal of the New Note.  The Company, in addition to delivering to the Creditor the New Note, shall deliver to the Creditor twelve thousand seven hundred and fifty (12,750) shares (the “Shares”) of its common stock from its authorized, but unissued, shares.  The certificate(s) for the Shares shall bear a restrictive legend reflecting the lack of registration under the Securities Act of 1933, as amended.

Private Placement

To date, the company has issued $197,000 in Notes and 9,850 shares to 11 accredited investors in the Private Placement.

Note extension

On January 30, 2014, one of the note holders agreed to extend the maturity date of the $100,000 promissory note for a period of one year. The Company paid an extension of 1,250 shares of the Company’s common stock.

Related Party Note – $70,000

On March 31, 2014, the Company issued a promissory note to an affiliate for a principal amount of $70,000. The Note carries an interest rate of 12% per annum and a maturity date of March 31, 2015 with interest due monthly.

Shares Issued for Services

To date, the company has issued 57,500 shares of common stock in connection with services provided.

Note 10 – Revision to Previously Issued Financial Statements

The Company’s audited financial statements have been retroactively adjusted for the effects of the 1-for-100 reverse stock split that became effective on May 15, 2014. All share or per share numbers in this report have been adjusted for the reverse stock split. These adjustments had no impact on the reported results from operations, cash flows, or financial position.

Endonovo Therapeutics, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)

Assets
Current Assets
Cash	$51,189	$3,255
Other current assets	7,000	-
Total Current Assets	58,189	3,255
Property Plant and Equipment, net	40,824	58,338
Intangible Assets	-	12,000
Total Assets	$99,013	$73,593

Liabilities and Shareholders' Deficit
Current Liabilities
Accounts payable and accrued expenses	$3,187,699	$3,293,918
Note payable - Current portion	967,465	604,416
Notes payable - related party	241,000	110,086
Total Current Liabilities	4,396,164	4,008,420

Note payable - less current portion	31,598	42,386
Acquisition payable	155,000	155,000
Total Liabilities	4,582,762	4,205,806

Shareholders' Deficit
Common stock, $0.0001 par value, 75,157,901 and 832,223 shares issued and outstanding, respectively	7,516	8,323
Additional paid-in capital	1,579,409	1,192,845
Stock subscription receivable	(727)	-
Accumulated deficit	(6,069,947)	(5,333,381)
Total Shareholders' Deficit	(4,483,749)	(4,132,213)
Total Liabilities and Shareholders' Deficit	$99,013	$73,593

See accompanying notes to condensed consolidated financial statements.

Endonovo Therapeutics, Inc. and Subsidiary

Condensed Consolidated Statement of Operations (Unaudited)

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues, net	$20,640	$-	$54,821	$-
Cost of goods sold	15,827	-	30,185	-
Gross profit	4,813	-	24,636	-

Operating Expenses	631,994	427,819	2,045,300	1,935,284
Operating Loss	(627,181)	(427,819)	(2,020,664)	(1,935,284)

Other Income (Expense)
Other income	760,215	142	1,410,550	4,174
Interest expense, net	(38,400)	(24,720)	(126,452)	(185,273)
Other expenses	-	-	-	(101,957)
Loss Before Provision for Income Taxes	94,634	(452,397)	(736,566)	(2,218,340)

Provision for Income Taxes	-	-	-	-
Net Loss	$94,634	$(452,397)	$(736,566)	$(2,218,340)

Basic and diluted loss per common share	$0.00	$(0.62)	(0.10)	$(3.31)
Weighted average common share outstanding - basic and diluted	45,387,690	730,527	7,695,951	669,387

See accompanying notes to condensed consolidated financial statements.

Endonovo Therapeutics, Inc. and Subsidiary

Condensed Consolidated Statement of Cash Flows (Unaudited)

	For the Nine Months ended September 30,
	2014	2013
Cash Flows From Operating Activities
Net Loss	$(736,566)	$(2,218,340)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	12,514	14,369
Impairment expense	12,000	101,957
Fair value of equity issued for services	34,462	480,048
Amortization of note discount	14,789	-
Gain on extinguishment of liabilities	(1,410,550)
Amortization of note discount, net		(131,992)

Changes in operating assets and liabilities:
Account receivable		-
Prepaid expenses	(2,000)
Accounts payable and accrued expenses	1,393,789	1,286,223
Net Cash Used in Operating Activities	(681,562)	(203,751)

Cash Flows From Investing Activities
Purchase of property, plant and equipment		244
Net cash received in acquisition of subsidiary		3,743
Net Cash Provided by Investing Activities		3,987

Cash Flows From Financing Activities
Proceeds from the issuance of notes payable	755,550	185,000
Proceeds from the issuance of notes payable – related party		25,000
Payment for notes payable – related party		8,012
Payment for notes payable	(26,004)	(1,816)
Net Cash Provided by Financing Activities	729,496	200,172

Net Increase (Decrease) in Cash	47,934	408
Cash, Beginning of Period	3,255	800
Cash, End of Period	$51,189	$1,208

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Noncash investing and financing activities:	-	-

Debt converted into common stock	33,247	-
Subscription receivable on common stock issued	727	-
Debt acquired in acquisition	-	98,150
Debt acquired in purchase of property, plant and equipment	-	58,112
Acquisition payable	-	155,000

See accompanying notes to condensed consolidated financial statements.

Endonovo Therapeutics, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2014 and 2013

Note 1 - Organization and Nature of Business

Endonovo Therapeutics, Inc. and Subsidiaries (the “Company” or “ETI”) operates in two business segments: 1) intellectual property licensing and commercialization; and 2) biomedical research and development which has included the development of the TVEMF device which has been the source of all revenues in the current year.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements of Endonovo Therapeutics, Inc. and Subsidiaries have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Article 8 of Regulation S-X. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. The condensed consolidated financial statements as of September 30, 2014, and 2013 are unaudited; however, in the opinion of management such interim condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The results of operations for the Period presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year.

The consolidated financial statements of the Company include the accounts of ETI, IPR as of March 14, 2012, Aviva as of April 2, 2013 and WeHealAnimals as of November 16, 2013. All significant intercompany accounts and transactions are eliminated in consolidated.

Going Concern

These accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period following the date of these consolidated financial statements.  The Company has raised approximately $755,000 in debt financing for the period January 1, 2014 to September 30, 2014.  The Company is raising additional capital through debt and equity securities in order to continue the funding of its operations.  However, there is no assurance that the Company can raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern.  No adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty. To reduce the risk of not being able to continue as a going concern, management has implemented its business plan to materialize revenues from it license agreements, has initiated a private placement offering to raise capital through the sale of its common stock and is seeking out profitable companies.  Although, uncertainty exists as to whether the Company will be able generate enough cash from operations to fund the Company’s working capital needs or raise sufficient capital to meet the Company’s obligations as they become due, no adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

Recent Accounting Standard Updates

The Company is not aware of any recently issued accounting pronouncements that when adopted will have a material effect on the Company’s financial position or result of its operations.

Note 2 - Notes payable

In October 2013, the Company initiated a private placement for up to $500,000 of financing by the issuance of notes payable at a minimum of $25,000. The notes bear interest at 10% per annum and are due and payable with accrued interest one year from issuance.  Also, the Company agreed to issue 125,000 shares of its common stock for each unit. In July 2014, the Company initiated a private placement for up to $500,000 of financing by the issuance of notes payable at a minimum of $25,000. The notes bear interest at 10% per annum and are due and payable with accrued interest one year from issuance.  Also, the Company agreed to issue 50,000 shares of its common stock for each unit. From January 1, 2014 to September 30, 2014, the company has issued promissory notes for an aggregate proceeds of approximately principal of $755,000. In addition, the Company issued 2,653,500 shares of its common stock as loan fees (See Note 3 – Common Stock “Reverse Split”).  These shares were valued at their issuance date fair market value of $2,635, which was recorded as a note discount.  These notes carry an interest rate of 10% per annum.  The interest is payable in arrears on their maturity dates between January and September 2015.

During the quarter ended September 30, 2014, the Company entered into three Allonge agreements (“Allonge Agreements”) with three note holders. The Allonge Agreement provides for the note holders to extend the maturity dates of their notes and the option to convert the notes into shares of the Company’s common stock at a conversion rate of $0.50 per shares. The total shares issuable under the conversion feature was 602,806 in the aggregate. In connection with the Allonge Agreements the holders where issued in the aggregate 1,142,100 shares of the Company’s common stock. Upon the execution of the Allonge Agreements, each of the holders elected to convert the notes.

In aggregate, As of September 30, 2014, the principal balance of notes payable to non-related parties was approximately $1,000,000 net of the unamortized portion of note discounts created from shares issued with notes payable of approximately $2,000. Amortization of note discounts was approximately $12,000 for the nine months ended September 30, 2014.

Promissory Note - Related Party

On March 31, 2014, the Company issued a promissory note to Michael Mann for a principal amount of $70,000. The Note carries an interest rate of 12% per annum and a maturity date of March 31, 2015 with interest due monthly.

As of September 30, 2014, future minimum payments due fiscal years due on notes payable are as follows:

As of September 30,	Non-Related Parties	Related Parties	Total
2015	$ 967,465	$ 241,000	$ 1,208,465
2016	11,941	-	$ 11,941
2017	12,303	-	$ 12,303
2018	7,354	-	$ 7,354
2019	-	-	$ -
Thereafter	-	155,000	$ 155,000
Total	$ 999,063	$ 396,000	$ 1,395,063

Note 3 - Shareholders’ Deficit

Reverse Spilt

On April 28, 2014, we concluded the process of changing our corporate name to Endonovo Therapeutics, Inc. and began trading under the symbol ENDV.  The Company has enacted a reverse stock split effective May 15, 2014.  All share or per share numbers in this report have been adjusted for the reverse stock split.

Common Stock

The Company has entered into consulting agreements with various consultants for service to be provided to the Company. The agreements stipulate a monthly fee and a certain number of shares that the consultant vests in over the term of the contract. The consultant is issued a prorated number of shares of common stock at the beginning of the contract, which the consultant earns over a three-month period. At the anniversary of each quarter, the consultant is issued a new allotment of common stock. In accordance with ASC 505-50 – Equity-Based Payment to Non-Employees, the common stock shares issued to the consultant are valued upon their vesting, with interim estimates of value as appropriate during the vesting period.

The shares of common stock that have vested through January 2013 were valued based on a valuation performed by an independent valuation firm as the Company had no active market for its shares prior to that time. The Company’s shares began trading in January 2013; as a result the Company utilized market value for its stock when valuing its common stock for the three months ended March 31, 2013. During the second quarter of 2013, the Company revalued the shares based on low trading volume to $0.001. As of September 30, 2014, the total awards granted were 20,817,668 shares with 5,830,370 shares vested and issued and 14,987,298 shares unvested. The total expense recorded for the Nine Months Ended September 30, 2014 and 2013, was $2,761 and $479,639, respectively.

The following table presents the unissued shares related to the stock grants:

	Number of	Estimated Market
	Shares	Value
Beginning balance January 1, 2014	17,593,422	-
New Contracts	2,972,700	-
Issued	(5,578,824)	-
Forfeitures	-
	14,987,298	-

During the nine months ended September 30, 2014, the Company issued an additional 21,502,401 shares of its common stock at a fair value of $21,502 for services rendered

During the nine months ended September 30, 2014, the Company had the following share issuances of its common stock at a current market value of $0.001 per share:

Sold 726,851 shares of its common stock for total consideration of $727. The Company has recorded the purchase price as a stock subscription receivable, which has been classified as stockholders equity as the Company has not received the consideration as of the issuance of these financial statements.

Converted $504 of its accounts payable into 5,036,453 shares of its common stock.

Converted $38,794 of accrued compensation into 38,793,547 shares of its common stock

Note 4 - Other Income

During the quarter ended June 30, 2012, the Company entered into an agreement with a consultant to settle amounts due under the consulting agreement. As of June 30, 2014, the Company owed the consultant $540,000 of deferred compensation and $199,800 of interest accrued on the unpaid balance monthly over the term that the compensation was not paid. The Company has reduced the deferred compensation and accrued interest payable to $90,000. The $649,800 has been recognized as other income in the accompanying condensed consolidated statement of operation for the three months ended June 30, 2014.

During the quarter ended September 30, 2014, the Company entered into agreements with certain consultant to reduce the amount of deferred compensation. The company has recorded the reduction of $750,750 as other income.

Note 5 - Subsequent Events.

From October 1, 2014 to October 21, 2014 an aggregate of 928,550 shares of restricted common stock was issued as compensation to independent contractors

On October 29, 2014, the Company issued a promissory note to Michael Mann for a principal amount of $70,000. The Note carries an interest rate of 12% per annum and a maturity date of October 28, 2015 with interest due monthly.

On November 7, 2014, the Company raised $25,000 in notes payable and issued 50,000 shares of its restricted common stock pursuant to a Private Placement Memorandum.

On November 11, 2014, the Company issued 500,000 shares of its restricted common stock to Donnie Rudd for the extension of the promissory note dated November 15, 2013 payable from November 15, 2014 to May 15, 2015.

As a result of these issuances the total number of shares outstanding is 76,636,453.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13  -  Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Amount To be Paid
SEC registration fee	$599.13
Accounting fees and expenses	$*
Legal fees and expenses	$*
Printing and related expenses	$*
Transfer agent fees and expenses	$*
Miscellaneous	$*
Total	$*
* To be provided by amendment.

Item 14  -  Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Delaware law, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15  -  Recent Sales Of Unregistered Securities

Item 16  -  Exhibits

(a)(3)	Exhibits The following exhibits are filed as part of this report:

Exhibit No.	Description

2.1	Share Exchange Agreement, dated March 14, 2012 between the Company and IP Resources International, Inc.(1)
3.1	Articles of Incorporation (2)
3.2	By-Laws (2)
3.3	Agreement and Plan of Merger (Delaware reincorporation) (2)
3.4	Certificate of Designation (Super AA Voting Preferred) (3)
3.5	Articles of Amendment -Name Change (4)
3.6	Articles of Amendment – Increase Authorized Shares (4)
3.7	Articles of Amendment – Reverse Stock Split
4.1	Specimen Common Stock Certificate.
5.1	Opinion regarding Legality (5)
10.1	Equity Purchase Agreement (6)
10.2	Registration Rights Agreement (6)
10.3	Acquisition Agreement between the Company and We Heal Animals, Inc. (7)
21.1	Subsidiaries (5)
23.1	Consent of Rose Snyder & Jacobs (8)
23.2	Consent of Frank J. Hariton, Esq. (to be included in exhibit 5.1)

(1)  Incorporated by reference to the exhibit to current report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2012.

(2)  Incorporated by reference to the like numbered exhibit to the registration statement filed with the Securities and Exchange Commission on September 22, 2011.

(3)  Incorporated by reference to the like numbered exhibit to the Annual Report on Form 10-K for the year ended December 31, 2012.

(4)  Incorporated by reference to Exhibit 3.1 to Form 8-K filed with the Securities and Exchange Commission on January 24, 2014

(5)  To be filed by amendment

(6)  Incorporated by reference to like numbered exhibits to Current Report Form 8-K filed January 21, 2015(7) Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 19, 2013

(8)  Filed herewith

Item 17  -  Undertakings

A. Rule 415 Offering The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed on the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, State of California on February 13, 2015.

Endonovo Therapeutics, Inc.
By	/s/ Alan Collier
Alan Collier, CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alan Collier	CEO and sole director	2/13/15
Alan Collier	(Principal Executive Financial and Accounting Officer)